UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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ON TECHNOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ON TECHNOLOGY CORPORATION

Waltham Woods, 880 Winter Street, Building Four

Waltham, MA 02451

Dear Stockholder:

We invite you to attend a Special Meeting of Stockholders of ON Technology Corporation to be held at the offices of Epstein Becker & Green, P.C., 111 Huntington Avenue, Boston, Massachusetts at 10:00 a.m., Boston time, on Thursday, February 12, 2004 (the “Special Meeting”). Holders of record of ON common stock at the close of business on December 22, 2003 will be entitled to vote at the Special Meeting or any adjournment or postponement of that meeting.

At the Special Meeting, we will ask you to adopt and approve the merger agreement that we entered into on October 27, 2003 with Symantec Corporation, a Delaware corporation, and Outlaw Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Symantec. Under the merger agreement, Outlaw Acquisition Corporation will be merged with ON. As a result of the merger, ON will become a wholly owned subsidiary of Symantec.

We are also asking you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement and approve the merger.

If the merger is completed, you will be entitled to receive $4.00 in cash, without interest, for each share of common stock of ON that you own and you will have no ongoing ownership interest in the continuing business of ON Technology.

We cannot complete the merger unless all of the conditions to closing are satisfied, including the approval and adoption and approval of the merger agreement by holders of a majority of the outstanding shares of ON common stock. Assuming the merger agreement is approved and adopted by the holders of a majority of the outstanding shares of ON common stock and the other conditions to closing are satisfied, the merger will be completed promptly following the Special Meeting.

ON’s Board of Directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the Board of Directors has determined that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of ON and its stockholders. In making this determination, the Board of Directors considered, among other things, oral opinions, subsequently confirmed in writing, as of October 25, 2003, of Grant Thornton LLP, to the effect that, as of that date and on the basis of and subject to the matters reviewed with the Board of Directors and contained in Grant Thornton’s written opinion, which is attached as an appendix to the attached proxy statement, the aggregate consideration to be received by the holders of ON common stock in the merger is fair from a financial point of view.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER. YOUR VOTE IS IMPORTANT.

In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement relating to the actions to be taken by the Company’s stockholders at the Special Meeting, and a Proxy. The Proxy Statement more fully describes and includes information about the proposed merger. We encourage you to read the entire Proxy Statement carefully.

All of the Company’s stockholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your Proxy in the enclosed envelope. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your Proxy.

On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR the adoption and approval of the merger agreement and the merger.

Sincerely,

Robert L. Doretti

President and Chief Executive Officer

December 23, 2003

ON TECHNOLOGY CORPORATION

Waltham Woods, 880 Winter Street, Building Four

Waltham, MA 02451

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 12, 2004

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of ON Technology Corporation, a Delaware corporation (the “Company” or “ON”), that will be held at the offices of Epstein Becker & Green, P.C., 111 Huntington Avenue, Boston, Massachusetts at 10:00 a.m., Boston time, on Thursday, February 12, 2004 (the “Special Meeting”), for the following purposes:

1.	To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of October 27, 2003, among Symantec Corporation, a Delaware corporation (“Symantec”), Outlaw Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Symantec, and the Company;

2.	To grant the board of directors of the Company discretionary authority to adjourn the Special Meeting if necessary to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of adoption and approval of the merger agreement and the transactions contemplated thereby; and

3.	To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the meeting.

Your Board of Directors has unanimously determined that the merger is in the best interests of ON and its stockholders and unanimously recommends that you vote to adopt and approve the merger agreement. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Your Board of Directors also unanimously recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement and approve the merger. We are not aware of any other business to come before the Special Meeting.

Stockholders of record at the close of business on December 22, 2003 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. For ten days prior to the Special Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal offices of the Company. All stockholders are cordially invited to attend the Special Meeting in person. Adoption and approval of the merger agreement will require the affirmative vote of the holders of a majority of outstanding ON common stock.

ON stockholders will have the right to dissent from the merger and obtain payment in cash for the fair value of their shares of common stock under applicable provisions of the Delaware General Corporation Law. To perfect dissenter’s rights, ON stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the Special Meeting and must not vote in favor of the merger. The judicially determined fair value of your shares may be more or less than the price per share to be paid in the merger. In the absence of an equitable exception, a stockholder in an appraisal proceeding will bear his, her or its own expenses, including expert witness and attorneys’ fees. A copy of the applicable Delaware statutory provisions is included as Annex C to the attached proxy statement and a summary of these provisions can be found under “The Merger—Appraisal Rights of Stockholders” in the attached proxy statement.

You should not send any certificates representing shares of ON common stock with your proxy card. Upon approval of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of ON common stock is required to adopt and approve the merger agreement. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption and approval of the merger agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will effectively be counted as a vote against adoption and approval of the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by the Company or any other person.

By Order of the Board of Directors

Robert P. Nault

Vice President, General Counsel and Secretary

Waltham, Massachusetts

December 23, 2003

The proxy statement is dated December 23, 2003, and is first being mailed to stockholders of ON on or about January 2, 2004.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

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SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41

MARKET PRICE AND DIVIDEND DATA	43

OTHER MATTERS	44
Adjournments	44
Stockholder Proposals	44
Where You Can Find More Information	44

Annex A—Agreement and Plan of Merger dated October 27, 2003 by and among Symantec Corporation, Outlaw Acquisition Corporation and ON Technology Corporation

Annex B—Opinion of Grant Thornton LLP

Annex C—Section 262 of the Delaware General Corporation Law

ON TECHNOLOGY CORPORATION

Waltham Woods

880 Winter Street, Building Four

Waltham, MA 02451

PROXY STATEMENT

DECEMBER 23, 2003

This proxy statement is being furnished to stockholders of ON Technology Corporation, a Delaware corporation, in connection with the solicitation of proxies to be used at a Special Meeting of Stockholders that will be held at the offices of Epstein Becker & Green, P.C., 111 Huntington Avenue, Boston, Massachusetts at 10:00 a.m., Boston time, on Thursday, February 12, 2004, and at any adjournments or postponements thereof (the “Special Meeting”). ON is making this proxy solicitation.

Caution Regarding Forward-Looking Statements

The statements contained in this proxy statement relating to the closing of the merger, the merger’s anticipated closing date and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including the satisfaction of all of the conditions to the closing of the merger, including receiving the approval of a majority of our outstanding shares and receiving required regulatory approvals.

For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (“SEC”) on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investor Relations section of our Web site at www.on.com, at the SEC Web site at www.sec.gov or from commercial document retrieval services.

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Summary Term Sheet

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents to which we refer. See “Where You Can Find More Information” (page 44). The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

The Companies (page 9)

ON Technology Corporation

ON Technology Corporation is a leading provider of enterprise infrastructure management solutions that enable large and geographically-distributed organizations to optimize the flexibility, reliability, and security of their IT infrastructures, while simultaneously reducing operational costs. ON’s open and scalable solutions are used to remotely manage a wide range of computing systems and devices over both wired and wireless networks, including local area networks, wide area networks and the Internet. Typical managed devices include desktops, mobile PCs, PDAs/handhelds, servers, retail Point-of-Sale (POS) terminals, banking workstations, Internet kiosks, and other vertically-specialized devices. Supported platforms include Windows, Windows CE, Windows XP Embedded, Linux, Macintosh OS X, UNIX and other Java-enabled devices. Customers leverage ON’s solutions to manage a range of functions in the lifecycle of their devices, such as initial provisioning, operating system and application deployment, ongoing application and patch/security updates, disaster recovery, and de-provisioning. ON’s common stock is quoted on the Nasdaq National Market under the symbol “ONTC.”

ON is incorporated under the laws of the State of Delaware. ON’s executive offices are located at Waltham Woods, 880 Winter Street, Building 4, Waltham, MA 02451. ON’s telephone number is (781) 487-3300. ON’s website is www.on.com.

Symantec Corporation

Symantec, a world leader in Internet security technology, provides a broad range of content and network security software and appliance solutions to enterprises, individuals and service providers. Symantec is a leading provider of client, gateway and server security solutions for virus protection, firewall and virtual private network, vulnerability management, intrusion detection, Internet content and e-mail filtering, remote management technologies and security services to enterprises and service providers around the world. Founded in 1982, Symantec has offices in 36 countries worldwide. Symantec’s common stock is quoted on the Nasdaq National Market under the symbol “SYMC.”

Symantec is incorporated under the laws of the State of Delaware. Symantec’s executive offices are located at 20330 Stevens Creek Boulevard, Cupertino, California 95014. Symantec’s telephone number is (408) 253-9600. Symantec’s website is www.symantec.com.

Outlaw Acquisition Corporation

Symantec formed Outlaw Acquisition Corporation as a Delaware corporation for the sole purpose of entering into the merger agreement. Outlaw Acquisition Corporation is a wholly owned subsidiary of Symantec and has not engaged in any business activity other than in connection with the merger and the related transactions.

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Outlaw Acquisition Corporation’s executive offices are located at 20330 Stevens Creek Boulevard, Cupertino, California 95014. Its telephone number is (408) 253-9600.

The Special Meeting (page 10)

Time, Date and Place.    The Special Meeting will be held to consider and vote upon the proposal to adopt and approve the merger agreement at the offices of Epstein Becker & Green, P.C., 111 Huntington Avenue, Boston, Massachusetts at 10:00 a.m., Boston time, on Thursday, February 12, 2004.

Record Date and Voting Power.    You are entitled to vote at the Special Meeting if you owned shares of ON common stock at the close of business on December 22, 2003, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of ON common stock you owned at the close of business on the record date. There are 23,903,231 shares of ON common stock entitled to be voted at the Special Meeting.

Procedure for Voting.    To vote, you can either (i) complete, sign, date and return the enclosed proxy, or (ii) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has a same effect as a vote “against” approval and adoption of the merger agreement.

Required Vote.    The adoption and approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of ON common stock at the close of business on the record date. The proposal to grant to the Board of Directors the discretionary authority to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting proxies to vote in favor of adoption and approval of the merger agreement, requires the approval of a majority of the shares of ON common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

Share Ownership of Directors and Executive Officers.    As of the record date, our directors and executive officers held approximately 379,620 shares, or 1.6% of the shares entitled to vote at the Special Meeting. We have been advised by our directors and executive officers that they intend to vote all of their shares in favor of the proposal to adopt and approve the merger agreement.

Reasons for the Merger and Recommendation to Stockholders (page 16)

Our Board of Directors considered a variety of information and factors, both positive and negative, in making its decision regarding the merger. After considering such information and factors, our Board of Directors unanimously:

•	determined that the merger is fair to, and in the best interests of ON and its stockholders;

•	approved the merger agreement,

•	declared the merger advisable to the stockholders of Company, and

•	recommended that you adopt and approve the merger agreement and approve the merger.

Our Board of Directors also unanimously recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement and approve the merger.

Opinion of Financial Advisor (page 19)

On October 25, 2003, Grant Thornton LLP delivered its opinion to our Board of Directors. The opinion stated that as of the date of the opinion, the $4.00 per share in cash to be received by the holders of ON common stock in the merger is fair from a financial point of view to those holders. The full text of this opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Grant Thornton in

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connection with its opinion, is attached as Annex B to this proxy statement. Grant Thornton provided its opinion for the information and assistance of our Board of Directors in connection with its consideration of the merger. Grant Thornton’s opinion is not a recommendation as to how you should vote with respect to the merger. We urge you to read the opinion carefully and in its entirety.

Interests of Our Directors and Executive Officers in the Merger (page 24)

In considering the recommendation of our Board of Directors in favor of the merger, you should be aware that all of our executive officers and directors have interests in the merger that are different from, or in addition, to, your interests. These interests include the following:

•	all of our executive officers may receive severance payments, consulting payments and continuation of health benefits in the event that their employment is terminated under certain circumstances after the completion of the merger;

•	all of our directors and executive officers hold options to purchase ON common stock, which will be treated the same as all options held by other persons; and

•	existing indemnification arrangements and liability insurance for our directors and officers will be continued if the merger is completed.

Our Board of Directors was aware of these interests and the potential conflicts associated with such interests and considered them in its decision to adopt and approve the merger agreement.

Appraisal Rights (page 28)

You have the right under Delaware law to dissent from the adoption and approval of the merger agreement and to exercise appraisal rights and receive payment in cash for the fair value of your shares of ON common stock in the event the merger is completed. The fair value of your shares of ON common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve your appraisal rights, you must NOT vote in favor of the adoption and approval of the merger agreement, you must not return a signed but not voted proxy card, and you must follow specific procedures required under Delaware law. You must follow these procedures precisely in order to exercise your appraisal rights, or you may lose them. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern those procedures are attached as Annex C. We encourage you to read these provisions carefully and in their entirety and consult your legal advisor. If the holders of more than 3% of our outstanding shares exercise their dissenters’ rights, Symantec may have the right to terminate the merger agreement, and if they do the merger will not be completed.

Merger Consideration (page 30)

If the merger is completed, you will receive $4.00 in cash, without interest, in exchange for each share of ON common stock that you own. After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as an ON stockholder. Our stockholders will receive the merger consideration after exchanging their ON stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the merger.

Treatment of Stock Options (page 31)

Upon completion of the merger, each vested and outstanding option to purchase ON common stock with an exercise price less than $4.00 will be cancelled and the holder of that option will be entitled to receive a one-time cash payment (net of any statutory tax withholdings) equal to the number of vested shares of ON common stock subject to the option, multiplied by the difference between $4.00 and the per share exercise price of the option. Each outstanding option to purchase ON common stock with an exercise price equal to or greater than $4.00 and any option that is not vested as of the time of the merger will be cancelled without payment. Under the terms of

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ON’s 1992 Amended and Restated Employee and Consultant Stock Option and Incentive Plan and 2002 Employee and Consultant Stock Option and Incentive Plan the vesting schedule of all outstanding options under such plans will be accelerated by twenty-four months immediately prior to the completion of the merger. Under the terms of ON’s 1995 Director Stock Option Plan and 2002 Director Stock Option Plan, all options issued to directors under such plans will accelerate and be fully vested immediately prior to the completion of the merger.

Material United States Federal Income Tax Consequences of the Merger (page 31)

The exchange of shares of ON common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize a gain or loss equal to the difference, if any, between the amount of cash received for shares of ON common stock in the merger and that stockholder’s adjusted tax basis in its shares. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Regulatory Matters (page 32)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“H-S-R”) prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Both Symantec and ON have filed the required H-S-R notification and report forms (including submitting a request for early termination of the required waiting period) and on December 8, 2003, the Federal Trade Commission and the Antitrust Division of the Department of Justice approved the request for early termination of the waiting period. In addition, German antitrust law prohibits us from completing the merger until we have furnished certain information and materials to the German Federal Cartel Office and the required waiting period has ended. Both Symantec and ON have filed the required German notification and report forms and have been informed by the German Federal Cartel Office that it will not object to the proposed merger. The completion of the merger also is subject to compliance with applicable laws of the State of Delaware.

The Merger Agreement (page 34)

The following is a summary of some of the material terms of the merger agreement:

•	we will merge with a wholly owned subsidiary of Symantec and will become a subsidiary of Symantec;

•	the completion of the merger depends on a number of conditions being satisfied or waived, including the adoption and approval of the merger agreement by the affirmative vote of a majority of the outstanding shares of ON common stock and the receipt of all required approvals from governmental entities;

•	if the merger is not completed on or before March 1, 2004, the merger agreement may be terminated by either Symantec or us, unless the failure to complete the merger is due to a breach by the party seeking to terminate;

•	we have agreed not to solicit or actively encourage a competing transaction nor to provide information to or engage in discussions with another party, except where the failure to provide information or engage in discussions would cause our Board of Directors to breach its fiduciary duties;

•	we will pay Symantec’s out-of-pocket merger expenses in the event the merger agreement is terminated in certain circumstances; and

•	we will pay Symantec a fee of approximately $3.1 million, which includes Symantec’s out-of-pocket merger expenses, in the event the merger agreement is terminated in certain other circumstances.

Market Price and Dividend Data (page 43)

Our common stock is listed on the Nasdaq National Market under the ticker symbol “ONTC.” On October 24, 2003, the last full trading day prior to the public announcement of the proposed merger, ON common stock closed at $3.45 per share. The $4.00 cash per share merger consideration represents a 16% premium to the closing price of ON common stock on October 24, 2003 and a 38% premium over the average daily closing price of ON common stock over the 30 trading day period ending October 24, 2003. On December 22, 2003, the last full trading day prior to the date of this proxy statement, ON common stock closed at $3.96 per share.

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Questions and Answers about the Merger

What will happen to ON as a result of the merger?

If the merger is completed, we will become a wholly owned subsidiary of Symantec Corporation (“Symantec”).

What will happen to my shares of ON common stock after the merger?

Upon completion of the merger, each outstanding share of ON common stock will automatically be cancelled and will be converted into the right to receive $4.00 in cash, without interest, subject to any applicable withholding taxes.

Will I own any shares of ON Common Stock or Symantec common stock after the merger?

No. You will be paid cash for your shares of ON common stock. Our stockholders will not have the option to receive Symantec common stock in exchange for their shares instead of cash.

What happens to options to purchase ON Common Stock in the merger?

Under the merger agreement, all outstanding and vested in-the-money options will be canceled and extinguished and will be automatically exchanged for the right to receive a cash payment equal to the number of vested shares of ON common stock subject to the option, multiplied by the difference between $4.00 and the per share exercise price of the option. An in-the-money option is any option that has an exercise price per share that is less than $4.00 per share, the amount of the cash consideration per share to be paid in the merger. All other options will be canceled and extinguished upon completion of the merger without consideration. Symantec will not assume any ON stock options as a result of the merger. Under the term of ON’s 1992 Amended and Restated Employee and Consultant Stock Option and Incentive Plan and 2002 Employee and Consultant Stock Option and Incentive Plan the vesting schedule of all outstanding options under such plans will be accelerated by twenty-four months immediately prior to the completion of the merger. Under the terms of ON’s 1995 Director Stock Option Plan and 2002 Director Stock Option Plan, all options issued to directors under such plans will be fully vested immediately prior to the completion of the merger.

Will the merger be taxable to me?

Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $4.00 per share and your adjusted tax basis in that share. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 31 for a more complete discussion of the federal income tax consequences of the merger.

Does our Board of Directors recommend the adoption and approval of the merger agreement?

Yes. Our Board of Directors unanimously recommends that our stockholders adopt and approve the merger agreement. Our Board of Directors considered many factors in deciding to recommend the adoption and approval of the merger agreement, including the premium to the then current market price offered by Symantec. The $4.00 cash per share merger consideration represents a 16% premium to the closing price of ON common stock on October 24, 2003, the last trading day before the public announcement of the signing of the merger agreement, and a 38% premium over the average daily closing price of ON common stock over the 30 trading day period ending October 24, 2003.

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What vote of the stockholders is required to adopt and approve the merger agreement?

For us to complete the merger, stockholders of record as of December 22, 2003 holding at least a majority of the outstanding shares of ON common stock must vote “for” the adoption and approval of the merger agreement.

Am I entitled to appraisal rights?

Yes. Under Delaware law, if you do not vote in favor of adopting the merger agreement, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement and comply with the Delaware law procedures explained in this proxy statement. If the holders of more than 3% of our outstanding shares exercise their dissenters’ rights, Symantec may have the right to terminate the merger agreement, and if they do the merger will not be completed.

What do I need to do now?

We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting.

What happens if I do not return a proxy card?

The failure to return your proxy card will have the same effect as voting against the merger.

May I vote in person?

Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the meeting if your shares are held in “street name,” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

May I vote via the Internet or telephone?

No. You must vote in person at the meeting or by signing and returning your proxy card.

May I change my vote after I have mailed my signed proxy card?

Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of three ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

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Should I send in my stock certificates now?

No. After the merger is completed, you will receive written instructions for exchanging your shares of ON common stock for the merger consideration of $4.00 in cash, without interest, for each share of ON common stock.

When do you expect the merger to be completed?

We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions. We expect to complete the merger on February 13, 2004. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

When will I receive the cash consideration for my shares of ON common stock?

After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly return and complete the required documentation with your shares, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Who can help answer my questions?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact us or The Altman Group, Inc., our proxy solicitor, as follows:

ON Technology Corporation Investor Relations Waltham Woods, 880 Winter Street, Bldg. 4 Waltham, MA 02451 Telephone: (781) 487-3300	The Altman Group, Inc. 1275 Valley Brook Avenue Lyndhurst, NJ 07071 Telephone: (201) 460-1200

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The Companies

ON Technology Corporation

ON Technology Corporation is a leading provider of enterprise infrastructure management solutions that enable large and geographically-distributed organizations to optimize the flexibility, reliability, and security of their IT infrastructures, while simultaneously reducing operational costs. ON’s open and scalable solutions are used to remotely manage a wide range of computing systems and devices over both wired and wireless networks, including local area networks, wide area networks and the Internet. Typical managed devices include desktops, mobile PCs, PDAs/handhelds, servers, retail Point-of-Sale (POS) terminals, banking workstations, Internet kiosks, and other vertically-specialized devices. Supported platforms include Windows, Windows CE, Windows XP Embedded, Linux, Macintosh OS X, UNIX and other Java-enabled devices. Customers leverage ON’s solutions to manage a range of functions in the lifecycle of their devices, such as initial provisioning, operating system and application deployment, ongoing application and patch/security updates, disaster recovery, and de-provisioning. ON’s common stock is quoted on the Nasdaq National Market under the symbol “ONTC.”

ON is incorporated under the laws of the State of Delaware. ON’s executive offices are located at Waltham Woods, 880 Winter Street, Building 4, Waltham, MA 02451. ON’s telephone number is (781) 487-3300. ON’s website is www.on.com.

Symantec Corporation

Symantec, a world leader in Internet security technology, provides a broad range of content and network security software and appliance solutions to enterprises, individuals and service providers. Symantec is a leading provider of client, gateway and server security solutions for virus protection, firewall and virtual private network, vulnerability management, intrusion detection, Internet content and e-mail filtering, remote management technologies and security services to enterprises and service providers around the world. Founded in 1982, Symantec has offices in 36 countries worldwide. Symantec’s common stock is quoted on the Nasdaq National Market under the symbol “SYMC.”

Symantec is incorporated under the laws of the State of Delaware. Symantec’s executive offices are located at 20330 Stevens Creek Boulevard, Cupertino, California 95014. Symantec’s telephone number is (408) 253-9600. Symantec’s website is www.symantec.com.

Outlaw Acquisition Corporation

Symantec formed Outlaw Acquisition Corporation as a Delaware corporation for the sole purpose of entering into the merger agreement. Outlaw Acquisition Corporation is a wholly owned subsidiary of Symantec and has not engaged in any business activity other than in connection with the merger and the related transactions.

Outlaw Acquisition Corporation’s executive offices are located at 20330 Stevens Creek Boulevard, Cupertino, California 95014. Its telephone number is (408) 253-9600.

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The Special Meeting

We are furnishing this proxy statement to you as part of the solicitation of proxies by our Board of Directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at the offices of Epstein Becker & Green, P.C., 111 Huntington Avenue, Boston, Massachusetts at 10:00 a.m., Boston time, on Thursday, February 12, 2004.

Purpose of the Special Meeting

You will be asked at the Special Meeting to adopt and approve the merger agreement. ON’s Board of Directors has unanimously (i) determined that the merger is fair to, and in the best interests of ON and its stockholders, (ii) approved the merger agreement, (iii) declared the merger advisable to the stockholders of Company, and (iv) recommended that you adopt and approve the merger agreement and approve the merger.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of ON common stock at the close of business on December 22, 2003, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date, 23,903,231 shares of ON common stock were issued and outstanding and held by approximately 200 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of ON common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement and approve the merger, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of ON common stock on the record date are entitled to one vote per share at the Special Meeting on the proposal to adopt and approve the merger agreement.

Vote Required

The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ON common stock on the record date. The approval of the grant of authority to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the shares of ON common stock present, in person or by proxy, and entitled to vote. If you abstain from voting or do not vote, either in person or by proxy, it will effectively count as a vote against the adoption and approval of the merger agreement.

Voting by Our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers were entitled to vote 379,620 shares of ON common stock, which represented approximately 1.6% of the outstanding shares of ON common stock on that date. We have been advised by our directors and executive officers that they intend to vote all of their shares in favor of the proposal to adopt and approve the merger agreement.

Voting of Proxies; Appraisal Rights

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption and approval of the merger agreement. If you wish to exercise appraisal rights, you must NOT vote in favor of the adoption and approval of the merger agreement, must not return a signed but not voted proxy card and must follow specific procedures. You must precisely

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follow these specific procedures to exercise your appraisal rights, or you may lose your appraisal rights. See “Appraisal Rights” (page 28). If the holders of more than 3% of our outstanding shares exercise their dissenters’ rights, Symantec may have the right to terminate the merger agreement, and if they do the merger will not be completed.

To vote, please complete, sign, date and return the enclosed proxy. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of ON common stock represented at the Special Meeting but not voted, including shares of ON common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption and approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted for that proposal. If you abstain from voting or do not execute a proxy, it will effectively count as a vote against the adoption and approval of the merger agreement. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption and approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Properly executed broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the adoption and approval of the merger agreement. Broker non-votes will have no effect on the proposal to grant to the Board of Directors the authority to adjourn the Special Meeting.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the Special Meeting, including adjournments or postponements to permit further solicitations of proxies. No proxy voted against the proposal to adopt and approve the merger agreement will be voted in favor of any adjournment or postponement.

We do not expect that any matter other than the proposal to adopt and approve the merger agreement will be brought before the Special Meeting. If, however, our Board of Directors properly presents any other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

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Solicitation of Proxies

All proxy solicitation costs will be borne by us. We have retained The Altman Group, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. The Altman Group will receive a base fee of $6,500 and expense reimbursement for items such as mailing, copying, phone calls, faxes, travel and other related matters, and we will indemnify The Altman Group against any losses arising out of its proxy solicitation services on our behalf. The extent to which these proxy solicitation efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of ON common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

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The Merger

The following discussion summarizes the material terms of the merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

ON is one of many companies in a highly competitive market. Several of our competitors are substantially larger and have significantly greater resources than we do. Since early 2002, our management and Board of Directors have focused on strategic expansion, including acquisitions and alliances, as a potential means of achieving greater product diversity, enhanced distribution channels and increased market penetration.

ON’s fiscal year ends on December 31. During the second and third fiscal quarters of 2002, our management engaged from time to time in discussions with representatives of other companies regarding potential strategic relationships, alliances and other transactions. None of the discussions resulted in attractive proposals.

On September 25, 2002, we engaged Investec Inc., an international investment bank, to advise and assist us in matters related to strategic acquisitions and strategic opportunities. One particular strategic opportunity under review at the time did not materialize. We continued to utilize Investec to identify and review various other potential strategic opportunities.

In November 2002, we contacted Symantec as a potential customer. We proposed that Symantec consider a purchase of our enterprise infrastructure management products for its internal use. Shortly thereafter, Symantec agreed to evaluate our products. On November 13, 2002, we signed a non-disclosure agreement with Symantec. Symantec then delivered a description of its product requirements.

Through numerous telephone calls and information deliveries in November and December 2002, we provided Symantec with technical information about how our products would meet its requirements. We understood that we were on a short list of companies that could meet Symantec’s specifications. In connection with this continuing product evaluation, on December 4, 2002, Robert L. Doretti, our Chief Executive Officer and President, and Michael Carey, our Vice President, Americas Operations, met with Symantec representatives in Santa Monica, California. During this meeting, Symantec indicated an interest in acquiring our company. Symantec also indicated that they were considering certain of our competitors as possible acquisition alternatives. We indicated that we would participate in further discussions as long as they appeared reasonably likely to enhance shareholder value. Symantec also requested a technology review meeting at our headquarters in Waltham, Massachusetts.

At a meeting in Waltham on January 24, 2003 to review our technology and products, Symantec again raised the prospect of acquiring ON. We discussed how our products would fit in Symantec’s product line and operate in an enterprise environment. Symantec presented a limited list of requested preliminary due diligence information about ON’s business and operations.

At a regularly scheduled meeting of our Board on February 6, 2003, management reported to our Board that Symantec expressed an interest in acquiring our company. Management also reported that Investec had received an inquiry regarding a strategic transaction from a third party with which we had previous strategic discussions. The Board instructed management to continue to evaluate both strategic alternatives.

In February and March 2003, we responded to Symantec’s additional requests for information and continued to discuss the potential benefits and synergies of the proposed transaction. On April 23, 2003, Mr. Doretti again met with representatives of Symantec in Santa Monica, California to discuss generally ON’s business and

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operations. Shortly following that meeting, representatives of Symantec indicated that they were preparing an acquisition proposal. At regularly scheduled meetings on April 29, 2003 and May 15, 2003, management reported to our Board on the status of the discussions with Symantec. Management also reported that the strategic discussions with the third party discussed at the February 6th Board meeting had terminated in mid-April at the request of such third party.

In May and June 2003, we provided Symantec with more detailed summary business and technical due diligence. Steven R. Wasserman, our Vice President, Finance and Chief Financial Officer, had extensive discussions with Symantec business development personnel to discuss our financial condition and results of operations and our financial projections for the remainder of 2003 and 2004. In mid-June 2003, Symantec personnel visited our headquarters to review further due diligence materials related to a possible business combination. Ram Sudama, our Chief Technical Officer, and Paul Demko, Jr., our Vice President, Product Development, met with technical personnel of Symantec on June 30, 2003.

In July 2003, Symantec engaged an investment bank, Lehman Brothers, to proceed with definitive negotiations. On August 19, 2003, Messrs. Doretti, Wasserman, Sudama, Demko and Peter F. Davin, our Controller, together with representatives of Fairmount Partners, acting on behalf of Investec in the U.S., met with Lehman Brothers in Boston at our legal counsel’s office and presented financial, operational and product information. At all times throughout the process, Fairmount Partners assisted us with financial analysis and advice. Negotiating on our behalf during July and August 2003, Fairmount Partners proposed discussions of a transaction with an acquisition price for our common stock between $5.00 and $6.00 per share. Lehman Brothers responded with rationale for pricing in the $3.00 to $4.00 range. At a regularly scheduled meeting on July 30, 2003, management reported to our Board on the status of the discussions with Symantec, including the price negotiations between Lehman Brothers and Fairmount Partners.

During the period of discussions with Symantec in 2003, we continued to seek and review potential strategic opportunities with other companies, including discussions with at least five other companies through Fairmount Partners and five other companies through management. None of the discussions with other companies progressed beyond the initial discussion stage.

In September 2003, discussions with Symantec progressed to active price negotiation. On September 3, 2003, Lehman Brothers delivered to Fairmount Partners a proposed term sheet setting forth a valuation of our company between $3.50 and $3.80. Lehman Brothers indicated that Symantec was not willing to increase its proposal beyond the stated price range and indicated that Symantec was still actively evaluating alternative transactions with certain of our competitors.

On September 12, 2003, our Board held a special meeting to review Symantec’s proposal. Our Board discussed and considered many factors, including the following:

•	Absence of other imminent potential proposals from alternative suitors;

•	Marked increase in ON’s competition and the developing challenges in our competitive space;

•	ON’s inability to obtain significant revenue growth in the U.S.;

•	Absence of results from considerable efforts to expand through acquisitions, including discussions with at least seven companies other than Symantec that did not progress beyond initial stages;

•	Risks inherent in the use of equity to fund acquisitions, including the potential dilution to our shareholders given our market capitalization;

•	Risks inherent in the use of cash to fund acquisitions, given our limited financial resources and the resulting need for equity financing to fund such acquisitions, the terms of which may not be attractive; and

•	The volatility of ON’s stock price over the past year.

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Our Board asked Fairmount Partners if an analysis of potential suitors had been made to determine whether an auction sale would be advisable. With our assistance, Fairmount Partners prepared a list of potential buyers and we authorized Fairmount Partners to contact certain of such buyers, that we believed had the potential of submitting a competing offer. After considerable price strategy discussion, our Board authorized Fairmount Partners to return to Symantec with a proposal to discuss a transaction in the $4.25 range. Our Board also mandated a search for alternative acquisition proposals prior to any negotiation of a definitive agreement with Symantec.

In reply to Fairmount Partners’ response on our behalf, Lehman Brothers communicated that Symantec was willing to raise its offer to the $4.00 range. On September 23, 2003, our Board held a special meeting to review Symantec’s proposal. Fairmount Partners advised our Board that Symantec insisted that any potential transaction move forward very quickly and that Symantec’s interest in a potential transaction would be immediately withdrawn if Symantec received any indication that we were using the proposal to attract other bidders. Fairmount Partners indicated that any other interested parties were not likely to move quickly enough to create a competing bid environment. Our Board reviewed its “fiduciary out” obligations under Delaware law with legal counsel in connection with any proposed no-shop agreement. Fairmont Partners indicated that it would likely be in a position to issue a fairness opinion at a $4.00 valuation. After extensive discussion, our Board authorized management to negotiate a transaction in the $4.00 range. Our Board provided management further guidance with respect to negotiations of a merger agreement containing acceptable terms. On September 23, 2003, Fairmount Partners communicated to Lehman Brothers our willingness to proceed at a purchase price in the $4.00 range.

On September 24, 2003, we received an extensive due diligence request list from Symantec. We assembled a comprehensive data room and made it available to Symantec and its advisors between October 2, 2003 and October 10, 2003 in confidential locations in Boston and Santa Clara. Due diligence was also coordinated through our foreign counsel’s office in Germany, where our European headquarters are located. Extensive follow up due diligence was conducted by Symantec and its advisors through execution of the merger agreement.

On September 30, 2003, we executed a no-shop agreement with Symantec and agreed not to solicit, initiate or knowingly encourage any third party acquisition until 6:00 p.m. on October 22, 2003, subject to appropriate and customary “fiduciary out” exceptions provisions.

Also on September 30, 3003, counsel for Symantec delivered a draft merger agreement. Between September 30, 2003 and October 27, 2003, we negotiated the terms of the merger agreement and prepared our disclosures pursuant to the merger agreement. We, our financial advisors, our legal counsel and our accountants held a number of meetings and conference calls with Symantec, its financial advisors, its legal counsel and its accountants to discuss the terms of the proposed transaction. We exchanged various drafts and redrafts of the proposed merger agreement and ancillary agreements. The negotiations during this period highlighted significant issues for both parties. In particular, the following issues were among those discussed and, in some cases, unresolved until the merger agreement was signed:

•	The price per share to be paid by Symantec;

•	The definition and consequence of a material adverse change in the context of ON’s business;

•	The amount of the termination fee to be paid to Symantec, and the circumstances in which the fee would be payable;

•	Restrictions on our ability to solicit or entertain competing proposals and the fiduciary exceptions applicable to such restrictions;

•	Voting agreements and employment agreements as a signing or closing condition; and

•	Our disclosures pursuant to the representations and warranties of the merger agreement.

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Investec engaged in a fundamental restructuring of its U.S.-based operations and wound down its investment banking operations in the U.S. in early 2003. Fairmount Partners, a newly formed firm founded by professionals formerly associated with the corporate finance department of Investec and which by agreement with Investec continued to operate on our behalf, repeated that it would likely be in a position to issue a fairness opinion at a $4.00 valuation. Considering the size and resources of Fairmount Partners, our Board sought a larger firm to provide a fairness opinion. On October 21, 2003, we engaged Grant Thornton LLP to render an opinion as to whether the consideration to be received in connection with the merger is fair to our stockholders from a financial point of view. It was our understanding that Fairmount Partners would provide certain subcontracting services to Grant Thornton in connection with the issuance of Grant Thornton’s fairness opinion.

On Thursday, October 23, 2003, management, together with our legal counsel, held a telephonic meeting with representatives of Grant Thornton and Fairmount Partners. Grant Thornton and Fairmount Partners briefed management on the valuation of ON, the competitive landscape and the potential interest of other bidders. The status of the negotiations of the merger agreement was also reviewed by the participants. Grant Thornton indicated that it would likely be in a position to issue a fairness opinion at a $4.00 valuation.

On Friday, October 24, 2003 our Board held a special meeting by telephone to review the status of the proposed transaction. Representatives of Grant Thornton, Fairmount Partners and our legal counsel participated in the meeting. Our Board reviewed the then current price of our common stock and directed Fairmount Partners to negotiate a definitive price in the $4.40 range. After high-level discussions between our management and Symantec’s management and between Fairmount Partners and Lehman Brothers, Symantec indicated that it would not increase its offer above the $4.00 range.

On Saturday, October 25, 2003 our Board held a special meeting by telephone to review the final terms of the proposed transaction. Representatives of Grant Thornton, Fairmount Partners and our legal counsel participated in the meeting. Our Board received the oral opinion, subsequently confirmed in writing, of Grant Thornton that, as of that date and on the basis of and subject to the matters reviewed with our Board, a cash purchase price of $4.00 per share was fair from a financial point of view to our stockholders. Our legal counsel reviewed with the Board its fiduciary obligations in connection with the sale of the Company to Symantec. Our Board, with the benefit of that presentation and advice, having deliberated regarding the terms of the proposed transaction, including the terms and conditions of the merger agreement, unanimously determined that the merger agreement and the merger are advisable and are fair to and in the best interest of us and our stockholders and unanimously approved the merger agreement and the merger.

The parties executed the merger agreement on October 27, 2003 before the open of business. On October 27, 2003, ON and Symantec issued a joint press release announcing the signing of the merger agreement.

Reasons for the Merger and Board of Directors’ Recommendation

Reasons for the Merger.    In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt and approve the merger agreement, our Board of Directors considered and reviewed with our senior management and outside financial and legal advisors a significant amount of information and general factors relevant to the merger, including our strategic business plan, our current product offerings and operations, our product development efforts, our financial position, current securities market conditions, our success to date in geographic expansion, and our potential for future growth in revenue, sales and earnings.

Our Board of Directors considered a number of potentially positive factors in its deliberations, including:

•	the current and historical market prices of ON common stock relative to the $4.00 per share merger consideration, and the effect, if any, of the increase in the market price during the period of time immediately prior to signing the merger agreement;

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•	the fact that the $4.00 per share merger consideration represents a 16% premium to the closing price of ON common stock on October 24, 2003 and a 38% premium over the average daily closing price of ON common stock over the 30 trading day period ending October 24, 2003 (as described below in “—Opinion of Grant Thornton”);

•	the belief by our Board of Directors that we obtained the highest price per share that Symantec is willing to pay;

•	our assessment as to the likelihood that a third party would offer a higher price than Symantec after considering, among other things, that an investment banker retained by us contacted five companies to solicit interest in a potential transaction, of which two signed confidentiality agreements, and none engaged in significant due diligence discussions with us, and only Symantec entered into serious negotiations with respect to a potential transaction with us;

•	the historically low trading volume of our stock, the volatility of our stock price and the ability of our stockholders to realize liquidity with respect to their shares in light of the level of such trading volume and volatility;

•	the risk that adverse market conditions or financial results below analyst expectations or management projections could cause ON’s stock price to drop below $2.10, which would reduce ON’s market capitalization below $50 million, resulting in the commencement of delisting procedures by The Nasdaq Stock Market (which has occurred five times in the last three years);

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which our stockholders would receive stock;

•	management’s assessment that Symantec has the financial capability to complete the merger, in view of the absence of a financing condition in the merger agreement and the representation and warranty to that effect made by Symantec in the merger agreement;

•	the likelihood that the merger would be consummated, in light of the experience, reputation and financial capability of Symantec;

•	the potential stockholder value that could be expected to be generated from the other strategic alternatives to the merger available to us, including remaining independent and continuing to implement and fund our growth strategy, as well as the risks and uncertainties associated with those alternatives, the range of possible benefits to our stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of those alternatives;

•	the business, market and execution risks associated with remaining independent and successfully implementing an aggressive growth strategy which would require us, among other things, to achieve lead generation rates, close rates on leads and revenue growth assumptions which are significantly higher than current levels;

•	our relative small size in the industry in which we compete and the fact that most of our competitors have superior financial resources to fund product development and distribution activities, two aspects of the business that we believe are critical to continued growth;

•	the belief that our industry will experience significant consolidation in the coming years as enterprises seek to achieve the efficiencies inherent in larger scale operations and that, given our size, we might not be able to compete effectively in such an environment;

•	the potential stockholder value that could be expected to be generated from using a portion of our existing cash, cash equivalents and short-term investments to repurchase shares of ON common stock in the open market or in privately negotiated transactions, taking into account any limitations imposed by Delaware law, the limitations on the number of shares that could be repurchased under applicable SEC rules, the historically low trading volume for ON common stock and the negative impact that repurchases would have on the public float of ON common stock;

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•	the financial analyses of Grant Thornton presented to our Board of Directors on October 25, 2003, and the written opinion of Grant Thornton delivered to our Board of Directors that, as of October 27, 2003, based upon and subject to the matters set forth in its opinion, the consideration to be received by holders of ON common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders (as described below in “Opinion of Grant Thornton”);

•	discussions with our management, Grant Thornton and Fairmount Partners regarding the potential transaction with Symantec, and our business, financial condition, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and current industry, economic and market conditions, both on a historical and on a prospective basis;

•	the compliance, insurance, regulatory, auditing and other costs to us of being a public company listed on the Nasdaq National Market, including the additional costs associated with complying with the recently enacted Sarbanes-Oxley Act and the rules proposed by Nasdaq;

•	the terms of the merger agreement and related documents, as reviewed by our Board of Directors with our legal and financial advisors, including the representations and warranties made by each party, the restrictions on the conduct of our business between signing and closing, and the conditions to the obligations of each party to close the transaction;

•	the view of our Board of Directors, based upon the advice of management after consultation with legal counsel, that the regulatory approvals necessary to complete the merger could be obtained;

•	the fact that pursuant to the merger agreement, we can respond in the manner provided in the merger agreement to any unsolicited written proposal that our Board of Directors reasonably determines in good faith constitutes or is reasonably likely to lead to a superior proposal and the fact that we may terminate the merger agreement in the event of a superior proposal (as described below in “The Merger Agreement—No Solicitation of Transactions by ON”);

•	the fact that the merger would be subject to the approval of our stockholders and our stockholders would be free to reject the transaction with Symantec; and

•	the availability of appraisal rights for our stockholders who properly exercise their statutory appraisal rights under Delaware law.

Our Board of Directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or from any future increase in the value of ON;

•	that, under the terms of the merger agreement, (1) we can not solicit other acquisition proposals, (2) we must pay to Symantec a termination fee and/or reimburse Symantec for certain of its transaction costs if the merger agreement is terminated under certain circumstances, both of which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the risks and contingencies related to the announcement and pendency of the merger, including any potentially negative perception of the merger by our employees, customers, prospects, vendors, stockholders and other parties and the potentially negative actions that such persons may take as a result of the announcement of the merger;

•	the possibility that the merger will not be completed and the potentially negative impact on our revenues, sales, earnings, operating results, financial condition, business and stock price in the event the merger does not close following its public announcement;

•	the conditions to Symantec’s obligation to complete the merger including the continued truth and accuracy as to our representation as to no “material adverse effect” (as described below in “The Merger

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Agreement—Conditions to the Merger”) occurring between the signing of the merger agreement and the completion of the merger and the right of Symantec to terminate the merger agreement if such closing conditions are not satisfied and under certain other circumstances;

•	the potential public perception, based on the prices at which our common stock has traded over the last several weeks, that the short-term premium reflected in the $4.00 per share to be paid in the proposed merger over recent trading prices in our common stock is not as high as premiums in some other transactions that some investors may argue, but our Board does not believe, are comparable to the proposed merger;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes; and

•	that if the merger does not close, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred substantial transaction costs in connection with the transaction and such costs will negatively impact our operating results.

During its consideration of the merger, our Board of Directors was also aware that all our directors and executive officers may have interests in the merger that are different from or in addition to those of our stockholders generally, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger.” Our Board of Directors also considered the impact of the merger on our customers, vendors and employees.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our Board of Directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, our Board of Directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

Board of Directors’ Recommendation.    After careful consideration, our Board of Directors has unanimously (i) determined that the merger is fair to, and in the best interests of ON and its stockholders, (ii) approved the merger agreement, (iii) declared the merger advisable to the stockholders of Company, and (iv) recommended that you adopt and approve the merger agreement and approve the merger.

Opinion of Grant Thornton

On September 25, 2002, we retained the investment banking services of Investec Inc., an international investment bank. As part of our agreement, Investec was to render a fairness opinion in connection with the Board of Director’s approval of certain transactions. Investec engaged in a fundamental restructuring of its U.S.-based operations and wound down its investment banking operations in the U.S. in early 2003. By agreement with Investec, Fairmount Partners, a newly formed firm founded by professionals formerly associated with the corporate finance department of Investec, continued to operate on our behalf.

Fairmount Partners indicated that it would likely be in a position to issue a fairness opinion at a $4.00 valuation. Considering the size and resources of Fairmount Partners, our Board sought a larger firm to provide a fairness opinion. On October 21, 2003, we engaged Grant Thornton LLP to render an opinion as to whether the consideration to be received in connection with the merger is fair to our stockholders from a financial point of view. Grant Thornton has subcontracted certain work to Fairmount Partners in connection with its engagement.

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On October 25, 2003, Grant Thornton delivered certain of its written analyses and its oral opinion to our Board of Directors, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions set forth in the written opinion, as of October 27, 2003, the consideration to be received in the merger was fair, from a financial point of view, to the stockholders of ON. The full text of the written opinion of Grant Thornton, dated October 25, 2003, is attached as Annex B and is incorporated by reference.

Holders of ON common stock may read the Grant Thornton opinion for a discussion of the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Grant Thornton in connection with its opinion. The following is a summary of the Grant Thornton opinion and the methodology that Grant Thornton used to render its opinion.

Grant Thornton’s advisory services and opinion were provided for the information and assistance our Board of Directors in connection with its consideration of the merger. Grant Thornton’s opinion is not intended to be, and does not constitute, a recommendation to any stockholder of ON as to how such stockholder should vote with respect to the merger. Grant Thornton was not requested to opine as to, and Grant Thornton’s opinion does not address, ON’s underlying business decision to proceed with or effect the merger. For purposes of rendering its opinion, Grant Thornton reviewed and analyzed certain information and analyses prepared by Fairmount Partners.

In arriving at its opinion, Grant Thornton reviewed and analyzed:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning ON that Grant Thornton believed to be relevant to its analysis, including ON’s annual report on Form 10-K for the fiscal year ended December 31, 2002 and quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	financial and operating information with respect to the business, operations and prospects of ON furnished to Grant Thornton by ON;

•	a trading history of ON’s common stock from October 23, 2002 to October 24, 2003 and a comparison of that trading history with that of other companies that Grant Thornton deemed relevant;

•	a comparison of the historical financial results and present financial condition of ON with those of other companies that Grant Thornton deemed relevant; and

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Grant Thornton deemed relevant.

In addition, Grant Thornton had discussions with our management concerning the business, operations, assets, financial condition and prospects of ON, including the cost savings, operating synergies and strategic benefits expected by our management resulting from a combination of the businesses of ON and Symantec, and undertook such other studies, analyses and investigations as Grant Thornton deemed appropriate.

In arriving at its opinion, Grant Thornton assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Grant Thornton also relied upon the assurances of members of our management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Upon our advice, Grant Thornton assumed that our financial projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to the future financial performance of ON.

In arriving at its opinion, Grant Thornton did not ascribe a specific range of value to ON, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to ON’s stockholders by Symantec in the merger on the basis of financial and comparative analyses described below. The

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preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, Grant Thornton did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Grant Thornton believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Grant Thornton made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ON and Symantec. None of ON, Symantec, Grant Thornton or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Grant Thornton in connection with rendering its opinion to the ON Board of Directors. Some of the summaries of the financial and comparative analyses include information presented in tabular format. In order to fully understand the methodologies used by Grant Thornton and the results of its financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Grant Thornton’s opinion.

Premiums Paid Analysis.    Using publicly available information, Grant Thornton reviewed the premiums paid, or proposed to be paid, in the case of transactions pending as of the date of the Grant Thornton opinion, for acquisitions of public companies from the six transactions selected in the Comparable Transaction Analysis, as well as 108 acquisitions of public software companies since August 1, 2001.

Grant Thornton calculated the premium per share announced by the acquirer compared to the share price of the target company prevailing one (1) day, five (5) days and thirty (30) days prior to the announcement date. Grant Thornton compared the premiums paid in the enterprise systems management sector and in the more general software sector to the premium to be paid by Symantec for ON in the merger. Grant Thornton concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be offered to ON’s stockholders in the merger. The following table shows the one (1) day, five (5) day and thirty (30) day premiums:

	Median Premiums Paid
	1 Day	5 Days	30 Days
Current Transaction to ON Stock Price	15.9%	16.3%	37.9%
Comparable M&A Transactions	91.2%	81.5%	93.7%
Software Acquisitions	34.0%	40.4%	48.6%

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Trading Multiple Analysis.    Grant Thornton reviewed a universe of 112 public software companies with latest twelve month (“LTM”) revenue between $15 million and $100 million and calculated the ratio of enterprise value to the LTM revenue and calendar 2003 and 2004 projected revenue for each of them. Grant Thornton then compared those ratios for the 112 public software companies to similar ratios calculated for ON based on the merger consideration and estimates for ON’s calendar 2003 and 2004 revenue. The following table presents the multiples:

Enterprise Value / Revenue Multiples
Similar-sized Company Multiples (as of 10/23/2003)	LTM	CY 2003	CY 2004
ON	2.5x	2.3x	1.8x
Low of Similar-Sized Software Companies	0.1x	0.2x	0.2x
Mean of Similar-Sized Software Companies	2.9x	2.9x	2.4x
Median of Similar-Sized Software Companies	2.0x	2.2x	1.9x
High of Similar-Sized Software Companies	18.9x	15.1x	9.8x

Similarly, using publicly available information, Grant Thornton selected companies engaged in businesses considered by Grant Thornton to be comparable to that of ON, and compared financial data of ON with the corresponding data of the selected companies. Specifically, Grant Thornton included in its review the following software companies:

•	Altiris, Inc.;

•	Marimba, Inc.;

•	Novadigm, Inc.;

•	Aladdin Knowledge Systems;

•	Internet Security Systems, Inc.;

•	Neoware Systems, Inc.;

•	RSA Security Inc; and

•	Serena Software, Inc.

For each of ON and the selected software companies, Grant Thornton calculated the ratio of enterprise value to the LTM revenue and calendar 2003 and 2004 projected revenue. Projected calendar 2003 and 2004 revenue for the selected software companies were reported by First Call and I/B/E/S, which are services widely used by the investment community to gather estimates from various research analysts. Marimba, Inc. and Novadigm, Inc. were not included in the calculation of enterprise value to calendar 2003 and 2004 projected revenue due to the lack of sufficient analyst estimates for such companies. The enterprise value of each company was obtained by adding its short term and long term debt to the sum of the market value of its diluted common equity, the value of any preferred stock and the book value of any minority interest, and subtracting its cash and cash equivalents. Grant Thornton then compared those ratios for the selected companies to similar ratios calculated for ON based on the merger consideration and estimates for ON’s calendar 2003 and 2004 revenue. The following table presents the multiples:

Enterprise Value / Revenue Multiples
Comparable Company Multiples (as of 10/23/2003)	LTM	CY 2003	CY 2004
ON	2.5x	2.3x	1.8x
Low of Selected Software Companies	0.5x	1.6x	1.4x
Mean of Selected Software Companies	3.3x	3.6x	3.0x
Median of Selected Software Companies	2.7x	3.3x	2.7x
High of Selected Software Companies	6.5x	5.7x	5.1x

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Because of the inherent differences between the businesses, operations, financial conditions and prospects of ON and the businesses, operations, financial conditions and prospects of the companies included in its similar-sized software company and comparable company groups, Grant Thornton believed that it was inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of ON and the companies in its respective comparable company groups that would affect the public trading values of ON and the comparable companies. In particular, Grant Thornton considered markets and customers served, rates of growth and profitability, revenue and profitability trends, trading market for the common stock, and the capital structure of ON and each of the companies in the comparable company group. Grant Thornton concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be offered to ON’s stockholders in the merger.

Comparable Transaction Analysis.    The comparable transaction analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Grant Thornton reviewed publicly available information to determine the purchase prices and calculated the ratio of enterprise value to the target’s LTM revenue for 108 acquisitions of public software companies since August 1, 2001. Grant Thornton then compared this ratio for the selected transactions to the ratio calculated for ON based on the merger consideration and ON’s LTM revenue. The following table presents the multiples:

Comparable Transaction Multiples	Enterprise Value / LTM Revenue
ON	2.5x
Low of Selected Transactions	0.2x
Mean of Selected Transactions	2.3x
Median of Selected Transactions	1.5x
High of Selected Transactions	11.7x

Grant Thornton also took the most comparable of these transactions (resulting in a total of 6 transactions analyzed) and calculated the ratio of enterprise value to the target’s LTM revenue. Grant Thornton then compared this ratio for the selected transactions to the ratio calculated for ON based on the merger consideration and ON’s LTM revenue. The following table presents the multiples:

Comparable Transaction Multiples	Enterprise Value / LTM Revenue
ON	2.5x
Low of Selected Transactions	0.3x
Mean of Selected Transactions	2.2x
Median of Selected Transactions	1.4x
High of Selected Transactions	6.5x

Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of ON and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Grant Thornton believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Grant Thornton believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the acquisition values of the acquired companies and ON. In particular, Grant Thornton considered markets and customers served, rates of growth and profitability, revenue and profitability trends, and the capital structure of ON and each of the companies in the comparable company groups. Grant Thornton concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be offered to ON’s stockholders in the merger.

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Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Grant Thornton calculated certain implied equity values per share of ON based on financial forecasts for ON provided to Grant Thornton by ON management. The discounted cash flow analysis was based on various operating assumptions provided by ON management, including assumptions relating to, among other items, revenue, operating costs, taxes, working capital, capital expenditures and depreciation. Grant Thornton’s analysis used discount rates ranging from 16.36% to 20.36%, and terminal price to earnings before interest and taxes (“EBIT”) multiples of 6.0x to 8.0x. Based on the mid-point of the range of discount rates and terminal multiples utilized by Grant Thornton, the Equity Value Per ON Share under this valuation method is $3.89.

The following table summarizes the total results of this analysis:

		Discount Rate
		16.36%	17.36%	18.36%	19.36%	20.36%
	6.00	$3.76	$3.65	$3.55	$3.45	$3.35
	6.50	$3.95	$3.83	$3.72	$3.61	$3.51
Terminal	7.00	$4.14	$4.01	$3.89	$3.78	$3.67
Multiple	7.50	$4.33	$4.19	$4.06	$3.94	$3.83
	8.00	$4.51	$4.37	$4.24	$4.11	$3.99

Grant Thornton LLP is a full-service public accounting firm with over $459 million in U.S. revenues and $1.6 billion worldwide. Grant Thornton services over 600 public reporting companies in the U.S. in addition to thousands of privately held companies. Grant Thornton’s Valuation Services Group provides specific valuation services to private and publicly traded companies across the U.S. including a number of Fortune 500 clients. The Valuation Services Group focuses on providing fairness opinions, SFAS 141 and 142 related valuations, and complex valuations related to high technology companies active in the computer, life sciences and telecommunications industries and are regularly engaged to value businesses and business interests in connection with acquisitions, mergers and divestitures. Our Board of Directors selected Grant Thornton because of its expertise, reputation and familiarity with the enterprise application integration industry generally and because its professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, ON has agreed to pay Grant Thornton $50,000, which fee shall be credited against any transaction fee paid to Investec. In addition, ON has agreed to reimburse Grant Thornton for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Grant Thornton for certain liabilities that may arise out of its engagement by ON and the rendering of Grant Thornton’s opinion. Grant Thornton does not beneficially own any interest in the securities of ON.

Fairmount Partners, subcontractor to Grant Thornton for the fairness opinion, has acted as our financial advisor in connection with the merger and will receive a fee for their services that is, in part, contingent upon the consummation of the merger. Fairmount Partners’ fee with respect to the merger will be paid out of the fee that ON has agreed to pay to Investec. Fairmount Partners has also performed various investment banking services for us in the past and has received customary fees for such services. Fairmount Partners does not beneficially own any interest in the securities of ON.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors in favor of the merger, you should be aware that all of our executive officers and directors have interests in the merger that are different from, or in addition, to, your interests as a stockholder generally. These interests include the following:

•	all of our executive officers may receive severance payments, consulting payments and continuation of health benefits in the event that their employment is terminated under certain circumstances after the completion of the merger;

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•	all of our directors and executive officers hold options to purchase ON common stock, which will be treated the same as all options held by other persons; and

•	existing indemnification arrangements and liability insurance for our directors and officers will be continued if the merger is completed.

All additional interests are described below, to the extent material, and except as described below such persons have, to our knowledge, no material interest in the merger that differ from your interests generally. Our Board of Directors was aware of, and considered the interests of, our directors and executive officers and the potential conflicts arising from such interests in approving the merger agreement and the merger. For a description of the shares of common stock beneficially owned by our directors and certain of our executive officers, see “Securities Ownership of Certain Beneficial Owners and Management” (page 41).

Options. Vested options to purchase ON common stock held by our executive officers and directors, like other options, will be cancelled upon the completion of the merger in exchange for a cash payment equal to the excess of the $4.00 per share merger consideration over the per share option exercise price, multiplied by the number of shares of common stock subject to the option. Under the terms of ON’s 1992 Amended and Restated Employee and Consultant Stock Option and Incentive Plan and 2002 Employee and Consultant Stock Option and Incentive Plan the vesting schedule of all outstanding options under such plans will be accelerated by twenty-four months immediately prior to the completion of the merger. Under the terms of ON’s 1995 Director Stock Option Plan and 2002 Director Stock Option Plan, all options issued to directors under such plans will be fully vested immediately prior to the completion of the merger.

The following table shows the payments that would become payable upon consummation of the merger to each director and executive officer with respect to options held by such director and executive officer, assuming the merger is completed on March 1, 2004.

Director or Executive Officer	Vested Stock Option Payment (A)(1)	Accelerated Stock Option Payment (B)(2)	Total Stock Option Payment (A) + (B)
Robert L. Doretti, President, Chief Executive Officer and Director	$473,070	$193,430	$666,500
Robert P. Badavas, Director	$101,245	$70,000	$171,245
John Cassarini, Director	$56,407	$70,000	$126,406
Paul C. O’Brien, Director	$34,250	$70,000	$104,250
Louis J. Rupnik, Director	$34,250	$70,000	$104,250
Steven R. Wasserman, Vice President, Finance, Chief Financial Officer and Treasurer	$395,875	$166,875	$562,750
Harald Faulhaber, Vice President, EMEA APAC Operations	$338,169	$120,970	$459,139
Ram Sudama, Chief Technical Officer	$223,911	$36,071	$259,982
Michael Carey, Vice President, Americas Operations	$61,811	$99,250	$161,061
Paul Demko, Jr., Vice President, Product Development	$84,719	$74,431	$159,150
Robert P. Nault, Vice President, General Counsel and Secretary	$91,088	$2,800	$93,888

1.	Under the merger agreement, each outstanding vested option to purchase Company common stock shall entitle the holder thereof to receive an amount in cash equal to the excess, if any, of (1) $4.00 over (2) the per share exercise price of the option.
2.	Under the terms of ON’s 1992 Amended and Restated Employee and Consultant Stock Option and Incentive Plan and 2002 Employee and Consultant Stock Option and Incentive Plan the vesting schedule of all outstanding options under such plans will be accelerated by twenty-four months immediately prior to the completion of the merger. Under the terms of ON’s 1995 Director Stock Option Plan and 2002 Director Stock Option Plan, all options issued to directors under such plans will be fully vested immediately prior to the completion of the merger.

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Indemnification and Liability Insurance.    The merger agreement provides that all rights of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger that exist in favor of our directors or officers as provided in our certificate of incorporation or bylaws, and any of our existing indemnification agreements in effect as of the date of the merger agreement, will be assumed by ON as the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms. Symantec has agreed to, and to cause ON as the surviving corporation to, fulfill and honor in all respects those obligations. The merger agreement further provides that after the merger, Symantec will cause ON, as the surviving corporation, either to maintain in effect for six years our existing directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement, or to purchase similar coverage.

Severance Agreements.    We previously entered into agreements with the executive officers listed below that provide for severance payments as described below.

Mr. Doretti has an Offer Letter dated January 31, 2000 (the “Doretti Offer”). The Doretti Offer provides that upon termination without cause or constructive termination within 12 months of a change of control, Mr. Doretti is entitled to receive his then-current salary and benefits for a twelve month period and any cash bonus earned but not yet paid for completed quarters and fiscal years as well as a prorated amount of the quarterly and annual cash bonus for the quarter and fiscal year during which such termination of employment occurs. Additionally, Mr. Doretti entered into a Consulting Agreement with the Company on December 28, 2000 that becomes effective upon termination of Mr. Doretti’s full-time employment without cause, either by ON or ON’s successor in interest, within 12 months of a change of control. This Consulting Agreement provides for a two year consulting period, commencing on the date of the closing of a transaction resulting in a change of control of the Company. During the consulting period, Mr. Doretti is entitled to receive payment equal to his current base salary as at the time of termination.

Mr. Wasserman has an Offer Letter dated December 14, 2000, as amended (the “Wasserman Offer”). The Wasserman Offer provides that if Mr. Wasserman’s employment with the Company or its successor is terminated for any reason, except for cause, disability or death, or, following a change in control of the Company, Mr. Wasserman terminates his employment with the Company or its successor for good reason (including a material diminution in responsibilities) within 12 months of a change of control, Mr. Wasserman shall be entitled to a cash payment equal to (i) any accrued, earned or deferred salary and benefits as of the date of termination, plus (ii) a prorated amount of his annual target bonus, plus (iii) his then current annual base salary and total annual target bonus. Additionally, Mr. Wasserman shall be entitled to continue to receive his then-current benefits for twelve months or until such benefits are available from a subsequent employer on at least as favorable terms and he shall be credited with twelve months post termination for the purposes of determining eligibility for retiree benefits.

Mr. Sudama has an Offer Letter dated October 20, 1998, as amended (“Sudama Offer”). The Sudama Offer provides that if Mr. Sudama’s employment with the Company or its successor is terminated for any reason, except for cause, disability or death, or, following a change in control of the Company, Mr. Sudama terminates his employment with the Company or its successor for good reason (including a material diminution in responsibilities), Mr. Sudama shall be entitled to a severance payment equal to six months of his current base salary. In addition, the Company or its successor shall continue to provide health and dental insurance coverage for six months following termination of employment. This agreement terminates one year following the date of any change in control of the Company.

Mr. Faulhaber has an Engagement Agreement dated January 1, 2003 (the “Faulhaber Agreement”). The Faulhaber Agreement provides that if Mr. Faulhaber’s employment is terminated without cause, or by reason of his death or disability, he shall be entitled to a three -month notice period (only in event of termination without cause) and nine months base salary and benefits and nine months of his average incentive compensation. If

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following a change in control of the Company, Mr. Faulhaber’s employment is terminated by the Company or its successor, Mr. Faulhaber is entitled to a severance payment equal to twelve months base salary and benefits and twelve months of his average incentive compensation.

Mr. Demko has a Letter dated June 30, 2003, as amended (the “Demko Letter”). The Demko Letter provides that if Mr. Demko’s employment with the Company or its successor is terminated for any reason, except for cause, disability or death, or, following a change in control of the Company, Mr. Demko terminates his employment with the Company or its successor for good reason (including a material diminution in responsibilities), Mr. Demko shall be entitled to a severance payment equal to six months of his current base salary. In addition, the Company or its successor shall continue to provide health and dental insurance coverage for six months following termination of employment. This agreement terminates one year following the date of any change in control of the Company.

Mr. Carey has an Employment Letter dated August 8, 2002, as amended (the “Carey Letter”). The Carey Letter provides that if Mr. Carey’s employment with the Company is terminated for any reason, except for cause, disability or death, prior to a change in control of the Company, Mr. Carey shall be entitled to a severance payment equal to (i) 25% of his current base salary, (ii) 25% of his total annual target bonus, and (iii) a prorated amount of his quarterly target bonus. If following a change in control of the Company, Mr. Carey’s employment is terminated by the Company or its successor for any reason, except for cause, disability or death, or by Mr. Carey for good reason (including a material diminution in responsibilities), Mr. Carey shall be entitled to a severance payment equal to twelve months base salary and 100% of his annual target bonus. In addition, the Company or its successor shall continue to provide health and dental insurance coverage for twelve months following termination of employment or until such benefits are available from a new employer.

Mr. Nault has an Offer Letter dated January 31, 2003, as amended (the “Nault Letter”). The Nault Letter provides that if Mr. Nault’s employment with the Company or its successor is terminated for any reason, except for cause, disability or death, or, following a change in control of the Company, Mr. Nault terminates his employment with the Company or its successor for good reason (including a material diminution in responsibilities), Mr. Nault shall be entitled to a severance payment equal to six months base salary and 50% of his annual target bonus. In addition, the Company or its successor shall continue to provide health and dental insurance coverage for six months following termination of employment. This agreement terminates one year following the date of any change in control of the Company.

Other Arrangements.    In December 2000, Mr. Doretti received an immediately exercisable option to purchase 300,000 shares of common stock at an exercise price of $0.10 per share. Mr. Doretti exercised the option and entered into a stock restriction agreement with the Company. Under the terms of the stock restriction agreement, Mr. Doretti is prohibited from transferring or selling the shares to any third party other than the Company and the Company has the right to purchase the shares from Mr. Doretti in the event Mr. Doretti’s employment with the Company is terminated for any reason. The Company’s purchase price in all cases is $0.10 per share and the restrictions in the agreement lapse over time. The restrictions also terminate in the event there is a change in control of the Company. The proposed merger with Symantec will constitute a change in control and any remaining restrictions will terminate at the time the merger is consummated. As of the date of this proxy statement, 18,750 shares remain subject to the restrictions set forth in the agreement.

In December 2000, the Company loaned Mr. Doretti $45,000 and Mr. Doretti executed a promissory note reflecting that obligation. Upon completion of the proposed merger with Symantec, the promissory note will be cancelled and the outstanding principal and interest under the promissory note will be forgiven. As of the date of this proxy statement, the outstanding principal balance and accrued interest under the promissory note is approximately $19,400.

While not a condition to the closing of the merger, some of the executive officers of ON are expected to continue employment with Symantec. As of the date of this proxy statement, Messrs. Carey and Demko have each entered into an employment agreement with Symantec.

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Appraisal Rights

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the merger is completed, dissenting holders of ON common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of ON common stock appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of ON common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with ON before the Special Meeting on February 12, 2004. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the adoption and approval of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt and approve the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Any proxy or vote against the adoption and approval of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in ON common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder of ours who elects to exercise appraisal rights should mail or deliver his, her or its written demand to ON Technology Corporation at our address at Waltham Woods, 880 Winter Street, Building Four, Waltham, MA 02451, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her ON common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received

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and the aggregate number of holders of such shares. ON, as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholders’ request is received by ON or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective time of the merger (but not thereafter), either ON or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the ON shares of stockholders entitled to appraisal rights. ON has no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon ON, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by ON. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no

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obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any ON stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Merger Consideration

Upon completion of the merger, each outstanding share of ON common stock, other than (1) shares owned by ON or any of our direct or indirect subsidiaries, and (2) shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $4.00 in cash, without interest. Shares owned by ON or any of our direct or indirect subsidiaries will be cancelled immediately prior to the merger.

Upon completion of the merger, no shares of ON common stock will remain outstanding and all shares will automatically be cancelled and will cease to exist and you (unless you have perfected your appraisal rights) will cease to have any rights as a stockholder, except the right to receive $4.00 per share in cash. The price of $4.00 per share was determined through arm’s-length negotiations between us and Symantec.

Conversion of Shares; Procedures for Exchange of Certificates

Your right to receive $4.00 per share in cash, without interest, will occur automatically upon completion of the merger. Promptly after the merger, American Stock Transfer and Trust Company, the paying agent, will send to you a letter of transmittal. The letter of transmittal will contain instructions for obtaining cash in exchange for your certificates representing shares of ON common stock. You should not return your stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of ON common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, you will be entitled to receive from the paying agent, on behalf of Symantec, $4.00 in cash for each share represented by the stock certificate.

In the event of a transfer of ownership of ON common stock that is not registered in our records, the cash consideration for shares of ON common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or establishes to the reasonable satisfaction of the paying agent acting on behalf of Symantec that the tax has been paid or is not applicable.

The cash paid to you upon conversion of your shares of ON common stock will be issued in full satisfaction of all rights relating to the shares of ON common stock.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by the paying agent, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against the paying agent.

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Effect on ON Stock Options

Upon completion of the merger, each outstanding and vested option to purchase ON common stock with an exercise price less than $4.00 will be cancelled and the holder of that option will be entitled to receive a one-time cash payment equal to the number of vested shares of ON common stock subject to the option, multiplied by the difference between $4.00 and the per share exercise price of the option. Each outstanding option to purchase ON common stock with an exercise price equal to or greater than $4.00 will be cancelled without payment. Under the terms of ON’s 1992 Amended and Restated Employee and Consultant Stock Option and Incentive Plan and 2002 Employee and Consultant Stock Option and Incentive Plan, the vesting schedule of all outstanding options under such plans will be accelerated by twenty-four months immediately prior to the completion of the merger. Under the terms of ON’s 1995 Director Stock Option Plan and 2002 Director Stock Option Plan, all options issued to directors under such plans will be fully vested immediately prior to the completion of the merger. Subject to any applicable withholding taxes, the payment for option shares shall be made, without interest, by the paying agent promptly following the date of completion of the merger.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Symantec and ON and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the merger described in the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Outlaw Acquisition Corporation, a wholly owned subsidiary of Symantec and a party to the merger agreement, will merge with and into ON. ON will survive the merger as a wholly owned Delaware subsidiary of Symantec.

Delisting and Deregistration of Our Common Stock

If the merger is completed, ON common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of certain United States federal income tax consequences of the merger to our stockholders who exchange their ON common stock for cash in the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, at any time. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder of ours in light of that stockholder’s particular circumstances, or to a stockholder of ours subject to special treatment under the United States federal income tax laws. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a stockholder of ours.

The receipt of cash in exchange for shares of ON common stock in the merger or pursuant to the exercise of appraisal rights will be a taxable transaction for federal income tax purposes. In general, a stockholder of ours will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the ON shares sold and that stockholder’s adjusted tax basis in such shares. Assuming the shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the holder will have held the shares for more than one year at the time of the merger. Gain or loss will be calculated separately for each block, with a “block” consisting of shares acquired at the same cost in a single transaction.

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Certain non-corporate stockholders may be subject to backup withholding at a 28% rate on cash payments received in exchange for ON shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired ON shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations.

The federal income tax discussion set forth above is included for general information only and is based upon present law. Our stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the merger to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

Regulatory Matters

United States Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“H-S-R”) and the rules that have been promulgated under H-S-R, acquisitions of a sufficient size may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of ON into a Symantec subsidiary and the conversion of shares of ON stock into rights to receive the merger consideration is subject to the provisions of that Act. Under H-S-R, the transaction cannot be consummated until the expiration or early termination of the waiting period following the filing of a Hart-Scott-Rodino Notification and Report Forms by Symantec and us. Both Symantec and ON have filed the required notification and report forms (including submitting a request for early termination of the required waiting period) and on December 8, 2003, the Federal Trade Commission and the Antitrust Division of the Justice Department approved the request for early termination of the waiting period.

At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended, any state could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

German Antitrust.    Under German antitrust law, acquisitions of a sufficient size by companies that conduct operations in Germany may not be consummated unless information has been furnished to the German Federal Cartel Office and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of ON into a Symantec subsidiary and the conversion of shares of ON stock into rights to receive the merger consideration is subject to German antitrust law. Under German antitrust law, the transaction cannot be consummated until the expiration or early termination of the waiting period following the filing of certain information and materials by Symantec and us. Both Symantec and ON have filed the required information and materials with the German Federal Cartel Office and have been informed by the German Federal Cartel Office that it will not object to the proposed merger.

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ON Employee Stock Purchase Plan

Pursuant to the merger agreement, ON will take all actions necessary pursuant to the terms of ON’s 1995 Employee Stock Purchase Plan (“ESPP”) in order to shorten the participation period(s) under such plan (the “Current Offerings”) such that a new purchase date for each such participation period shall occur prior to completion of the merger and shares shall be purchased by ON ESPP participants prior to completion of the merger. The Current Offerings shall expire immediately following such new purchase date, and the ON ESPP shall terminate immediately prior to completion of the merger. Subsequent to such new purchase date, Company shall take no action pursuant to the terms of the Company ESPP to commence any new offering period. The plan will terminate upon completion of the merger.

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The Merger Agreement

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement included in this proxy statement as Annex A contains the complete terms of that agreement, and you should read it carefully and in its entirety.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•	approval and adoption by the requisite vote of our stockholders of the merger and the merger agreement;

•	no statute, rule, regulation, executive order, decree, injunction or other order having been enacted that prohibits, restricts or makes illegal the merger;

•	antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the expiration or termination of the waiting period under that Act; and

•	receipt of any foreign antitrust approvals required to be obtained prior to the consummation of the merger.

Symantec’s and its acquisition subsidiary’s obligations to complete the merger are also subject to the following conditions:

•	our representations and warranties must be true and correct in all material respects at the time the merger is to become effective, which includes a representation regarding no material adverse effect;

•	we must have performed in all material respects all of our agreements and covenants under the merger agreement;

•	our German legal counsel must deliver a legal opinion as to the matters set forth in Exhibit B to the merger agreement;

•	there must not be any action, proceeding or hearing by any governmental entity seeking to restrain, prohibit, regulate or otherwise limit Symantec’s ownership of our business, assets or stock;

•	we must obtain all material required governmental approvals or consents;

•	exercise of dissenters’ rights by no more than three percent of the number of shares of ON common stock outstanding immediately prior to the effective time; and

•	execution of an acknowledgement by holders of certain director stock options to the effect that such options shall terminate upon payment pursuant to the merger.

The merger agreement provides that a “material adverse effect” on us means any change, event, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, operations or results of operations of ON, taken as a whole with our subsidiaries, except to the extent that any such change, event, circumstance or effect proximately results from any of the following (none of which shall in and of itself constitute a “material adverse effect”): (i) changes in general economic conditions or changes affecting the industry generally in which we operate (provided that such changes do not affect us in a substantially disproportionate manner), (ii) mere changes in the trading prices or volume for our capital stock, (iii) the public announcement or pendency of the transactions contemplated by the merger agreement on our customers, prospective customers, suppliers, distributors, partners, OEMs, licensors or employees, or (iv) our performing any of our obligations under the merger agreement.

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Our obligation to complete the merger is also subject to the following conditions:

•	Symantec’s and its acquisition subsidiary’s representations and warranties must be true and correct in all material respects at the time the merger is to become effective; and

•	Symantec and its acquisition subsidiary must have performed in all material respects all of their obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing of the merger, whether before or after approval of the merger agreement by our stockholders:

•	by mutual written consent of ON and Symantec;

•	by either ON or Symantec if the merger is not completed by March 1, 2004 (provided that a party may not so terminate the agreement if it breaches the agreement and such breach causes the merger to not be complete by such date);

•	by either ON or Symantec if a governmental entity permanently restrains, enjoins or otherwise prohibits the merger;

•	by either ON or Symantec if the required vote of ON’s stockholders is not obtained to approve and adopt and approve the merger agreement and the merger at a meeting of ON’s stockholders duly convened therefore or at any adjournment thereof (provided that ON may not so terminate the agreement if the failure to obtain the required vote is caused by a material breach of the agreement by ON);

•	by Symantec if a “Triggering Event” shall have occurred;

•	by ON if Symantec breaches a representation, warranty, covenant or agreement in the merger agreement, subject to a thirty day cure period; or

•	by Symantec if ON breaches a representation, warranty, covenant or agreement in the merger agreement, subject to a thirty day cure period.

The merger agreement provides that a “Triggering Event” shall be deemed to have occurred if:

•	ON’s Board of Directors withdraws or adversely amends or modifies its unanimous recommendation in favor of the adoption and approval of the merger agreement or the merger;

•	ON fails to include in the proxy statement the unanimous recommendation of the Board of Directors of ON in favor of the adoption and approval of the merger agreement and the merger;

•	ON’s Board of Directors fails to reaffirm its unanimous recommendation of the merger within 10 business days after Symantec requests such reaffirmation;

•	ON’s Board of Directors approves or publicly recommends any other acquisition proposal;

•	ON enters into any letter of intent or other contract with respect to any other acquisition proposal (other than a confidentiality agreement);

•	ON materially breaches its obligations in the merger agreement with respect to the shareholder meeting or non-solicitation; or

•	a tender or exchange offer relating to ON’s securities shall have been commenced by a person unaffiliated with Symantec, and ON shall not have sent to its security holders, within 10 business days, a statement disclosing that ON recommends rejection of such tender or exchange offer.

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Fees and Expenses

Pursuant to the merger agreement, ON and Symantec will each bear its respective legal, auditors’, and financial advisors’ fees and other out-of-pocket professional fees and expenses incurred with respect to the merger agreement, the merger and the transactions contemplated thereby (“Transaction Expenses”), provided that:

•	Symantec must bear all fees and expenses (other than our attorneys’ and accountants’ fees and expenses) incurred in relation to filings under H-S-R and other required antitrust filings; and

•	ON must reimburse Symantec for its reasonable Transaction Expenses if Symantec terminates the merger agreement because the required approval of ON’s stockholders is not obtained at a meeting of ON’s stockholders duly convened therefore or at any adjournment thereof;

We must pay to Symantec an amount equal to $3,135,000, net of any Symantec Transaction Expenses already paid by ON, if the merger agreement is terminated because of any of the following (as summarized above):

a)	the merger is not completed by March 1, 2004;

b)	the required vote of ON’s stockholders is not obtained at a meeting of ON’s stockholders duly convened therefore or at any adjournment thereof;

c)	a “Triggering Event” shall have occurred; or

d)	ON breached a representation, warranty, covenant or agreement in the merger agreement, subject to any applicable cure period;

provided that in the case of a termination under (a), (b) or (d) above before a Triggering Event, such payment shall be due only if an Acquisition Proposal is announced during the term of the merger agreement and, within nine months following termination of the agreement, either (x) a Company Acquisition is consummated, or (y) ON enters into a contract providing for a Company Acquisition, which is thereafter consummated substantially upon the terms provided in such contract.

Under the merger agreement:

•	“Acquisition Proposal” means a proposal relating to (a) acquisition by a third party of more than a 10% interest in the total outstanding voting securities of ON or any merger, consolidation, business combination or similar transaction pursuant to which the stockholders of ON immediately preceding such transaction hold less than 90% of the equity interests in the surviving entity of such transaction; (b) a sale or other disposition of any material portion of the assets of ON and its subsidiaries; or (C) a liquidation or dissolution of ON.

•	“Company Acquisition” means (i) a merger, consolidation, business combination or similar transaction pursuant to which the stockholders of ON immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving entity of such transaction, (b) a sale or other disposition of more than 50% of the aggregate fair market value of ON’s business immediately prior to such sale, or (c) acquisition by a third party of more than 50% of the voting power of the then outstanding shares of capital stock of ON.

No Solicitation of Transactions by ON

We have agreed, prior to the merger becoming effective, to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed to not directly or indirectly,

a)	solicit, initiate or knowingly encourage, the making, submission or announcement of any Acquisition Proposal or permit or cause our officers, directors, or advisors to do the same,

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b)	participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to intentionally facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal,

c)	engage in discussions with any person with respect to any Acquisition Proposal, except to inform any person as to the existence of these provisions,

d)	approve, endorse or recommend any Acquisition Proposal; or

e)	enter into any letter of intent or any other contract contemplating or otherwise relating to any Acquisition Proposal.

Notwithstanding these limitations, we may respond to an unsolicited Acquisition Proposal that our Board of Directors reasonably concludes (after receiving the written advice of its financial advisor) would constitute a Superior Offer and, if accepted, is likely to be consummated if (a) we have not violated our non-solicit obligations, and (b) our Board of Directors concludes in good faith (after consultation with its outside legal counsel) that failure to take such action would constitute a breach of or be inconsistent with the fiduciary obligations of the Board of Directors under applicable law. Prior to responding to such an unsolicited Acquisition Proposal, we must give Symantec notice of the Acquisition Proposal. We must furnish Symantec with simultaneous copies of any nonpublic information that we provide to the person or group that made such unsolicited Acquisition Proposal.

Under the merger agreement, “Superior Offer” means an unsolicited, bona fide written offer by a third party to consummate any of the following transactions on terms that our Board of Directors determines, in its reasonable judgment (after receiving the written advice of Investec or another financial advisor of national standing), to be more favorable to our stockholders from a financial point of view than the terms of the Symantec merger: (i) a merger, consolidation or similar transaction pursuant to which the stockholders of ON immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving entity of such transaction, or (ii) the acquisition by a third party (including by way of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed by a merger involving ON), of ownership of shares representing 100% of the voting power of the then outstanding shares of capital stock of ON. The merger agreement further provides that any offer that is conditioned upon the offeror’s obtaining financing to complete the transaction shall not be deemed to be a “Superior Offer.”

In addition to our obligations set forth above, we must advise Symantec of any request for non-public information that we reasonably believe would lead to an Acquisition Proposal or of any Acquisition Proposal. We must also keep Symantec informed of the status and details of any such request or Acquisition Proposal and provide Symantec with a copy of all written materials we receive in connection with any such request or Acquisition Proposal.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the merger.

The merger agreement contains customary representations and warranties of our company and Symantec and its acquisition subsidiary as to, among other things:

•	Organization; Subsidiaries;

•	Company Capitalization;

•	Obligations With Respect to Capital Stock;

•	Authority; Non-Contravention;

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•	SEC Filings; Company Financial Statements;

•	Absence of Certain Changes or Events;

•	Taxes;

•	Title and Operation of Properties;

•	Intellectual Property;

•	Compliance with Laws;

•	Litigation;

•	Employee Benefit Plans;

•	Environmental Matters;

•	Certain Contracts;

•	Customers, Distributors, OEMs and VARs;

•	Brokers’ and Finders’ Fees;

•	Insurance;

•	Disclosure;

•	Board Approval;

•	Fairness Opinion;

•	Privacy; and

•	Anti-takeover Provisions of Delaware Law

In addition, the merger agreement contains representations and warranties by Symantec and its acquisition subsidiary as to, among other things, Symantec having sufficient funds to consummate the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Annex A included in this proxy statement.

Covenants Under the Merger Agreement

Conduct of ON Business.

We have agreed in the merger agreement that, unless Symantec otherwise consents in writing, we will carry on our business in the ordinary course, consistent with past practice and in compliance in all material respects with all applicable legal requirements, pay our debts and taxes when due, and use commercially reasonable efforts to preserve intact our present business organization, keep available the services of our present officers and employees, and preserve our relationships with customers, suppliers, licensors, licensees, and others.

In addition, we have agreed that, subject to certain exceptions, neither we nor any of our subsidiaries may, without Symantec’s prior written consent:

•

terminate, waive or fail to exercise any stock repurchase rights by which ON Common Stock may be repurchased for a per share price of less than $4.00, accelerate, amend or change the period of exercisability of options to purchase ON Common Stock or restricted ON Common Stock or change

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repurchase rights applicable to restricted ON Common Stock, or reprice any outstanding options to purchase ON Common Stock or authorize cash payments in exchange for any options to purchase ON Common Stock;

•	grant, pay or agree to grant or pay any new severance or termination pay to any employee, or adopt any new severance plan;

•	transfer or license or otherwise extend, amend or modify in any material respect any ON intellectual property rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

•	declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock of ON or split, combine or reclassify any capital stock of ON or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock of ON or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock of ON, or enter into other agreements or commitments of any character obligating us to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of ON Common Stock pursuant to the exercise of options outstanding as of the date of the agreement and (ii) shares of ON Common Stock issuable to participants in the ON ESPP consistent with the terms thereof;

•	cause, permit or propose any amendments to ON’s charter documents;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets that are material, to the business of ON and its subsidiaries or enter into any material joint ventures, strategic relationships or alliances;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of ON and its subsidiaries;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ON or any of its subsidiaries, enter into any “keep well” or other contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•	adopt or amend any employee benefit plan, employee plan, employment agreement, employee stock purchase or employee stock option plan, or enter into any employment contract or arrangement or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, make any loan or provide any advance to any director or employee, or increase the salaries or wage rates or fringe benefits of its directors, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

•	make any material capital expenditures outside of the ordinary course of business or outside of the budget previously provided to Symantec;

•	materially modify, amend or terminate any Company Contract (as such term is defined in the merger agreement) or waive, release or assign any material rights or claims thereunder;

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•	enter into any contract with regard to the acquisition or licensing of any material intellectual property rights other than licenses, distribution contracts, or other similar contracts entered into in the ordinary course of business consistent with past practice;

•	except as required by GAAP, materially revalue any of its assets or make any change in accounting methods, principles or practices;

•	take any action or fail to take any action reasonably within ON’s control, that would cause any representation or warranty of ON to cease to be true and accurate as of the closing as though then first made; or

•	agree in writing or otherwise commit or negotiate to take any of the above actions.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business by the Company” in Annex A included in this proxy statement.

Other Covenants.

The merger agreement contains a number of mutual covenants of us and Symantec, including covenants relating to:

•	Proxy Statement, Antitrust and Other Filings;

•	Confidentiality; Access to Information;

•	Public Disclosure;

•	Reasonable Efforts; Notification;

•	Third Party Consents;

•	Indemnification; and

•	Employee Benefit Matters

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Securities Ownership of Certain Beneficial Owners and Management

The following table shows the common stock beneficially owned by (1) each person who is known by us to beneficially own more than 5% of our outstanding common stock, (2) our Chief Executive Officer and our three most highly compensated executive officers as of December 31, 2002, (3) each of our directors and (4) all executive officers and directors as a group, as of December 15, 2003. Except as otherwise noted, the address of each person listed in the table is c/o ON Technology Corporation, Waltham Woods, 880 Winter Street, Building Four, Waltham, MA 02451.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)
Robert L. Doretti (3)	1,219,719	4.9%
Steven R. Wasserman(4)	174,000	*
Ram Sudama (5)	140,624	*
Harald Faulhaber(6)	233,380	1.0%
Robert P. Badavas (7)	66,667	*
John Cassarini (8)	29,167	*
Paul C. O’Brien(9)	21,667	*
Louis J. Rupnik(10)	21,667	*
Special Situations Funds(11)	5,406,296	22.6%
Valor Capital Management, L.P. (12)	1,463,500	6.1%
All directors and executive officers as a group (11 persons) (13)	2,069,494	8.1%

*	Less than 1%
1.	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. The number of shares beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days from December 15, 2003 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. This table does not include shares that may be acquired as a result of acceleration of stock options immediately prior to the merger unless the individual would otherwise have the right to acquire such shares within 60 days from December 15, 2003.
2.	The percentages shown in this column are calculated from the 23,903,231 shares of Common Stock actually outstanding on December 15, 2003, plus with respect to each person, the number of shares that such person has the right to acquire within 60 days from December 15, 2003 as set forth in this table. Such shares of one person are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
3.	Includes 876,897 shares issuable upon exercise of stock options that are exercisable within 60 days from December 15, 2003 and 342,822 shares owned by Mr. Doretti, 18,750 of which remain subject to repurchase rights in favor of the Company.
4.	Includes 169,000 shares issuable upon exercise of stock options that are exercisable within 60 days from December 15, 2003 and 5,000 shares owned by Mr. Wasserman.
5.	Includes 140,624 shares issuable upon exercise of stock options that are exercisable within 60 days from December 15, 2003.
6.	Includes 206,686 shares issuable upon exercise of stock options that are exercisable within 60 days from December 15, 2003 and 26,694 shares owned by Mr. Faulhaber.
7.	Includes 66,667 shares issuable upon exercise of stock options that are exercisable within 60 days from December 15, 2003.

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8.	Includes 29,167 shares issuable upon exercise of stock options that are exercisable within 60 days from December 15, 2003.
9.	Includes 21,667 shares issuable upon exercise of stock options that are exercisable within 60 days from December 15, 2003.
10.	Includes 21,667 shares issuable upon exercise of stock options that are exercisable within 60 days from December 15, 2003.
11.	Includes Austin W. Marxe, David M. Greenhouse, AWM Investment Company, Inc., Special Situations Cayman Fund, L.P., MGP Advisers Limited Partnership, Special Situations Fund III, L.P., MG Advisers, L.L.C., Special Situations Private Equity Fund, L.P., SST Advisers, L.L.C., and Special Situations Technology Fund, L.P. Disclosure is based, in part, on information included in a Schedule 13D/A filed with the SEC in November 2003 by the Special Situation Funds.
12.	The address of Valor Capital Management, L.P. is 137 Rowayton Avenue, Rowayton, Connecticut 06853. Disclosure is based, in part, on information included in a Schedule 13G/A filed with the SEC in November 2003 by Valor Capital Management, L.P.
13.	Includes an aggregate of 1,689,874 shares of Common Stock issuable pursuant to stock options exercisable within 60 days from December 15, 2003.

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Market Price and Dividend Data

Our common stock is quoted on the Nasdaq National Market under the ticker symbol “ONTC”. This table shows, for the periods indicated, the high and low closing sales price per share for ON common stock as reported on the Nasdaq National Market.

	ON Common Stock
	Low	High
Year ended December 31, 2003
First Quarter (quarter ended 3/31/03)	$2.46	$4.20
Second Quarter (quarter ended 6/30/03)	$1.53	$2.78
Third Quarter (quarter ended 9/30/03)	$2.18	$3.12

Year ended December 31, 2002
First Quarter (quarter ended 3/31/02)	$2.00	$3.29
Second Quarter (quarter ended 6/30/02)	$1.75	$2.79
Third Quarter (quarter ended 9/30/02)	$1.52	$2.47
Fourth Quarter (quarter ended 12/31/02)	$2.20	$3.98

Year ended December 31, 2001
First Quarter (quarter ended 3/31/01)	$0.75	$1.72
Second Quarter (quarter ended 6/30/01)	$0.72	$1.08
Third Quarter (quarter ended 9/30/01)	$0.47	$0.94
Fourth Quarter (quarter ended 12/31/01)	$0.70	$3.59

The following table shows the closing per share sales price of ON common stock, as reported on the Nasdaq National Market on October 24, 2003, the last full trading day before the public announcement of the proposed merger, and on December 22, 2003, the latest practicable trading day before the printing of this proxy statement:

ON Common Stock

October 24, 2003 $3.45

December 22, 2003 $3.96

ON has not declared or paid cash dividends on its common stock since 1992 when it converted from an S Corporation to a C Corporation. Our current policy is to retain any earnings for use in developing and growing its business. Following the merger, ON common stock will not be traded on any public market.

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Other Matters

As of the date of this proxy statement, our Board of is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

Adjournments

Although it is not expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the Special Meeting may be made without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Special Meeting, whether or not a quorum exists. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. All of the members of our Board of Directors recommend that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Proposals

We will hold an Annual Meeting of Stockholders in 2004 (the “2004 Annual Meeting”) only if the merger is not completed. Proposals of stockholders that are intended to be presented at the 2004 Annual Meeting must have been received at the Company’s executive offices in Waltham, Massachusetts no later December 10, 2003 to be included in the proxy statement and proxy card related to such meeting.

If a Company stockholder wishes to present a proposal before the 2004 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Company at the Company’s executive offices in Waltham, Massachusetts no less than 60 nor more than 90 days before the anniversary date of the 2003 Annual Meeting, except that if the 2004 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2003 Annual Meeting, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or public disclosure of the date of meeting was made, whichever occurs first. The notice must set forth (i) the name and address of the stockholder who intends to bring the business before the meeting, (ii) the general nature of the business that he or she seeks to bring before the meeting, and (iii) a representation that the stockholder is a holder of record of the stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

Where You Can Find More Information

ON and Symantec file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that ON and Symantec file with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Reports, proxy statements and other information concerning ON may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

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Symantec has supplied all information contained in this proxy statement relating to Symantec and Outlaw Acquisition Corporation and ON has supplied all information relating to ON.

Do not send in your ON stock certificates until you receive the transmittal materials from the paying agent. If you have further questions about your share certificates or the exchange of your ON common stock for cash, you should call the paying agent.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 23, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

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Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SYMANTEC CORPORATION,

OUTLAW ACQUISITION CORPORATION

AND

ON TECHNOLOGY CORPORATION

OCTOBER 27, 2003

i

(continued)

ii

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 27, 2003, among Symantec Corporation, a Delaware corporation (“Parent”), Outlaw Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of Parent (“Merger Sub”), and ON Technology Corporation, a Delaware corporation (“Company”).

Recitals

A.    The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“Delaware Law”).

B.    Parent, Merger Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties agree as follows:

ARTICLE 1

The Merger

1.1    The Merger.    Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2    Effective Time; Closing.    Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the certificate of merger, substantially in the form attached hereto as Exhibit A, (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Fenwick & West LLP, located at 801 California Street, Mountain View, California, at a time and date to be specified by the parties, which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.3(d) below, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Articles of Incorporation; Bylaws.

(a)    At the Effective Time, subject to Section 5.9, the Certificate of Incorporation of Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, ARTICLE 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “ON Technology”

(b)    At the Effective Time, subject to Section 5.9, the Bylaws of Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

1.5    Directors and Officers.    The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6    Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any securities of Company, the following shall occur:

(a)    Conversion of Company Common Stock.    Each share of common stock, $.01 par value per share, of Company, (“Company Common Stock”) (excluding Dissenting Shares (defined in Section 1.10 below), and including any shares of Company Common Stock issued upon exercise of Company Options (defined in Section 1.6(c) below) prior to the Effective Time) that are issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive $4.00 in cash, without interest, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7.

(b)    Cancellation of Company-Owned Stock.    Notwithstanding Section 1.6(a), each share of Company Common Stock held of record by Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c)    Company Options.

(i)    Parent is not assuming, and shall not assume, any obligations or liabilities under (A) Company’s Amended and Restated 1992 Employee and Consultant Stock Option and Incentive Plan, (B) Company’s 2002 Employee and Consultant Stock Option and Incentive Plan, (C) Company’s 1995 Directors Stock Option Plan and (D) Company’s 2002 Directors Stock Option Plan, as amended. For purposes of this Agreement, the stock option plans referenced in (A) through (D) above are referred to as the “Company Stock Option Plans,” and the options granted pursuant to Company Stock Option Plans are referred to as the “Company Options”). Subject to Section 4.1, Company shall take all actions necessary to ensure that (i) all Company Options, to the extent not exercised prior to the Effective Time, shall terminate and be cancelled as of the Effective Time and thereafter shall be of no further force or effect (other than the right to receive the cash consideration provided in Section 1.7(a) below), (ii) no Company Options are granted after the date hereof, and (iii) the Company Stock Option Plans and any and all other outstanding option arrangements or plans of Company shall terminate as of the Effective Time.

(ii)    Parent shall not substitute any equivalent option or right for any Company Option, and the Company has determined that all outstanding Company Options shall be cancelled, without any acceleration of vesting (except as set forth in Part 2.2(b) of the Company Disclosure Letter), if unexercised as of the Effective Time. Subject to the terms and conditions of this Agreement, at the Effective Time, the portion of each Company Option outstanding immediately prior to the Effective Time that is vested and exercisable for Company Common Stock (after giving effect to any accelerated vesting contingent upon the Closing (as described in Part 2.2(b) of the Company Disclosure Letter) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive as consideration for cancellation of each such option, an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock receivable upon exercise of such Company Option multiplied by (B) ($4.00, less the exercise price per share attributable to such Company Option); provided, however, that the Surviving Corporation and Parent shall be entitled to deduct and withhold from such payment made to the holder of a Company Option the amount of withholding for taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 1.6(c)(ii). The amount of cash each holder of a Company Option is entitled to receive for the Company Options held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts for Company Options held by such holder. Notwithstanding the foregoing, if the exercise price per share provided for in any such cancelled Company Option equals or exceeds $4.00, no cash shall be paid with regard to such cancelled Company Option to the holder of such Company Option.

(d)    ESPP.    Rights outstanding under Company’s 1995 Employee Stock Purchase Plan (the “Company ESPP”) shall be treated as set forth in Section 5.8 of this Agreement.

(e)    Capital Stock of Merger Sub.    Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7    Exchange.

(a)    On or prior to the Closing Date, Parent shall deposit with American Stock Transfer and Trust Company (the “Exchange Agent”) cash for the benefit of the holders of shares of Company Common Stock and vested and exercisable Company Options in an amount sufficient to permit the full payment of the cash amounts to which Company stockholders and holders of vested and exercisable Company Options are entitled pursuant to Sections 1.6(a) and 1.6(c)(ii), assuming that no stockholder of the Company will perfect any rights to appraisal of his, her or its shares and assuming that each holder of Company Options tenders his, her or its option pursuant to Section 1.6(c)(ii) (the “Exchange Fund”). Parent shall instruct the Exchange Agent to mail, as soon as practicable after the Effective Time, but in no event later than five business days thereafter, to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (the “Company Stock Certificates”) and each holder of Company Options (the instruments representing such Company Options being referred to as the “Company Option Certificates,” and collectively with the Company Stock Certificates, the “Company Certificates”) the following: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the cash amounts specified in Section 1.6(a) and Section 1.6(c)(ii). Upon surrender of a Company Certificate for cancellation or upon delivery of an affidavit of lost certificate or option instrument, as applicable, and an indemnity in form and substance reasonably satisfactory to Parent and consistent with past practice of Company (an “Affidavit”) (together with any required Form W-9 or Form W-8) to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay by check to each tendering holder of a Company Certificate or an Affidavit (each, a “Tendering Company Holder”) the cash amounts to which such Tendering Company Holder is entitled pursuant to Sections 1.6(a) and 1.6(c)(ii). No interest will be paid or accrued on any cash payable to holders of Company Certificates.

(b)    After the Effective Time, there shall be no further registration of transfers on the stock transfer books of Company or its transfer agent of any shares of Company’s capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificates or Affidavits are presented for any reason, they shall be cancelled and exchanged as provided in this Section 1.7.

(c)    Until Company Certificates are surrendered or an Affidavit with respect to any lost Company Certificates is delivered pursuant to Section 1.7(a), such Company Certificates shall be deemed, for all purposes, to evidence ownership of the right to receive from Parent the amount of cash into which the shares of Company Stock or the Company Options represented by such Company Certificates shall have been converted pursuant to Sections 1.6(a) and 1.6(c)(ii).

(d)    Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled but not required to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e)    Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for any cash to which they are entitled pursuant to Sections 1.6(a) and 1.6(c) without any interest thereon.

1.8    Alternative Transaction Structure.    The parties agree that prior to the first preliminary filing of the Proxy Statement to be filed with the SEC as contemplated herein, Parent may change the method of effecting the business combination with Company, including by merging Company with Parent or any other affiliate of Parent, and Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment does not substantively affect this Agreement or adversely affect the rights and obligations of Company or its stockholders); provided however that any such other affiliate shall become a party to, and agree to be bound by, the terms of this Agreement and that any action taken pursuant to this Section 1.8 shall not (i) alter or change the kind or amount of consideration to be issued to the holders of Company Common Stock and Company Options as provided for in this Agreement, (ii) materially delay the receipt of any required regulatory approval or (iii) otherwise cause the closing conditions in ARTICLE 6 to be not capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

1.9    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

1.10    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal for such shares of Company Common Stock in accordance with Delaware Law (the “Dissenting Shares”) shall not be converted into a right to receive the payment of cash amounts pursuant to Section 1.6(a) unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive payment of cash amounts pursuant to Section 1.6(a), without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE 2

Representations and Warranties of Company

In order to induce Parent and Merger Sub to enter into this Agreement, Company represents and warrants to Parent and Merger Sub, subject to the exceptions to specifically identified representations and warranties disclosed in the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the “Company Disclosure Letter”), (disclosure of any fact or item in a specific section of the Company Disclosure Letter shall be deemed to be disclosed in each other section of the Company Disclosure Letter to the extent it is clear, notwithstanding the absence of a specific cross-reference, from a reading of the Company Disclosure Letter that the disclosure is applicable to such other sections of the Company Disclosure Letter) as follows:

2.1    Organization; Subsidiaries.

(a)    Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on Company.

(b)    All of the subsidiaries of Company are listed in Part 2.1(b) of the Company Disclosure Letter. Neither Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, limited liability company, joint venture arrangement or other business entity, other than the entities identified in Part 2.1(b) of the Company Disclosure Letter and other than such capital stock or other equity interest that has no material value and does not subject the Company or any of its subsidiaries to any material risk of loss. Company owns directly, or indirectly through other wholly-owned subsidiaries, all of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the subsidiaries listed in Part 2.1 (b) of the Company Disclosure Letter. Each of the outstanding shares of capital stock of, or partnership or other equity interests in, each of the subsidiaries listed in Part 2.1 (b) of the Company Disclosure Letter is owned, directly or indirectly, by Company free and clear of all liens, pledges, security interests, claims, options or other encumbrances and neither Company nor any nor any of its subsidiaries has any agreement or commitment to sell or transfer any of such stock or interests. Except as set forth in Part 2.2(b) of the Company Disclosure Letter, neither Company nor any of its subsidiaries has agreed or is obligated to make any future investment in or capital contribution or loans or other advances to any other entity. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Company or any of its subsidiaries is a party or which are binding on any of them providing for the issuance, disposition, transfer or acquisition of any capital stock of any of the subsidiaries listed in Part 2.1 (b) of the Company Disclosure Letter. Those subsidiaries listed in Part 2.1(b) of the Company Disclosure Letter that, in each individual case, is a subsidiary through which the Company or other subsidiaries conducts business, or which owns assets with an aggregate value of, or which has aggregate liabilities of, $50,000 or more, or the loss of which would reasonably be expected to have a Material Adverse Effect on the Company are identified as such in Part 2.1(b) of the Company Disclosure Letter and referred to as the “Material Subsidiaries.” Each outstanding share of capital stock of each Material Subsidiary of Company is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive or similar rights.

(c)    Except as set forth in Part 2.1(c) of the Company Disclosure Letter, neither Company, nor any of its subsidiaries, is, or has, at any time since January 1, 2000, been a general partner of any general partnership, limited partnership or other entity. Part 2.1(b) of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company’s direct or indirect equity interest therein.

(d)    Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its Material Subsidiaries each as amended to date (collectively, the “Company Charter Documents”), and each such Company Charter Document is in full force and effect. Neither Company nor any of its Material Subsidiaries is in violation of any of the provisions of their respective Company Charter Documents.

2.2    Company Capitalization.

(a)    The authorized capital stock of Company consists solely of 50,000,000 shares of Company Common Stock, of which there were 23,912,106 shares issued and outstanding as of the close of business on October 21, 2003, and 2,000,000 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. Each outstanding share of Company Common Stock is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive or similar rights.

(b)    As of the date of this Agreement:

(i)    4,068,687 shares of Company Common Stock are subject to issuance pursuant to outstanding options under Company’s Amended and Restated 1992 Employee and Consultant Stock Option and Incentive Plan;

(ii)    937,875 shares of Company Common Stock are subject to issuance pursuant to outstanding options under Company’s 2002 Employee and Consultant Stock Option and Incentive Plan;

(iii)    62,500 shares of Company Common Stock are subject to issuance pursuant to outstanding options under Company’s 1995 Directors Stock Option Plan;

(iv)    100,000 shares of Company Common Stock are subject to issuance pursuant to outstanding options under Company’s 2002 Directors Stock Option Plan, as amended and;

(v)    421,598 shares of Company Common Stock are reserved for future issuance under Company ESPP.

Part 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the vesting schedule of such Company Option, and the extent to which such Company Option is vested as of the date of this Agreement; (vi) the date on which such Company Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has delivered to Parent an accurate and complete copy of Company Stock Option Plans, the standard form of all stock option agreements under each of Company Stock Option Plans, and the option agreement for each Company Option that does not conform to the standard option agreement under the respective Company Stock Option Plan. There are no options outstanding to purchase shares of Company Common Stock other than Company Options and pursuant to Company’s ESPP. All shares of Company Common Stock subject to issuance as aforesaid in this Section 2.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no Contracts (as defined below in Section 2.14) of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the Merger, except accelerated vesting pursuant to Company Stock Option Plans, and agreements evidencing acceleration of vesting for Company Options, all of which acceleration is described in Part 2.2(b) of the Company Disclosure Schedule. There are no outstanding or authorized stock appreciation, “phantom stock,” or other similar plans or Contracts with respect to Company or any of its subsidiaries. At the Effective Time, the Company Options shall be terminated without further obligation or liability of Company, Parent or the Surviving Corporation.

(c)    Except as set forth in Part 2.2(c) of the Company Disclosure Letter, all outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law of any Governmental Entity (as defined in Section 2.4), except where the failure to have been issued and granted in compliance with such securities laws and other requirements would not reasonably be expected to have a Material Adverse Effect on the Company.

2.3    Obligations With Respect to Capital Stock.    Except for securities Company owns free and clear of all claims and Encumbrances (as defined in Section 8.3), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, there are no equity securities of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Part 2.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of, extend the exercise period of, or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Neither Company nor any of its subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company’s stockholders have the right to vote. Except as set forth in Part 2.3 of the Company Disclosure Letter, there are no registration rights and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

2.4    Authority; Non-Contravention.

(a)    Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company’s stockholders (the “Company Stockholder Approvals”) and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company’s stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b)    The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approvals and compliance with the requirements set forth in Section 2.4(c), conflict with or violate any Legal Requirement applicable to Company or any of its Material Subsidiaries or by which Company or any of its Material Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s or any of its Material Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of rights under, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its Material Subsidiaries pursuant to, any Company Contract (as defined below in Section 2.14) to which Company or any of its Material Subsidiaries is a party or by which Company or any of its Material Subsidiaries or its or any of their respective assets are bound or affected except as set forth in Part 2.4(b) of the Company Disclosure Letter. Part 2.4(b) of the Company Disclosure Letter list all material consents, waivers and approvals under any Company Contract required to be obtained in connection with the consummation of the transactions contemplated hereby.

(c)    No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”), is required to be obtained or made by Company or any Material Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement (as defined in Section 2.18) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, (iv) consents set forth in Part 2.4(c) of the Company Disclosure Letter, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company, Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such requirement.

2.5    SEC Filings; Company Financial Statements.

(a)    Company has filed all forms, reports and documents required to be filed by Company with the SEC since January 1, 2000. All such forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, and giving effect to any amendments thereto filed prior to the date hereof, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing (the “Company Financials”), (i) complied or, for such subsequently filed reports, will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, that the unaudited interim financial statements may not contain footnotes and were or are subject to normal year-end adjustments) and (iii) fairly presented in all material respects the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company’s and its subsidiaries’ operations and cash flows for the periods indicated.

(c)    Part 2.5(c) of the Company Disclosure Letter contains consolidated financial statements (including any related notes thereto) as of September 30, 2003 that (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, or except that they may not contain footnotes and are subject to normal year-end adjustments) and (iii) fairly present in all material respects the consolidated financial position of Company and its subsidiaries as of September 30, 2003 and the consolidated results of Company’s and its subsidiaries’ operations and cash flows for the periods indicated therein. The information contained in the Company’s financial statements for the period ending September 30, 2003 that is filed by Company in an SEC Report after the date hereof shall not differ materially from the information in the Company financial statements contained in Part 2.5(c) of the Company Disclosure Letter. The balance sheet as of September 30, 2003 contained in Part 2.5(c) of the Company Disclosure Letter is hereinafter referred to as the “Company Balance Sheet.”

(d)    Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on Company’s books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.6    Absence of Certain Changes or Events.    Except as set forth in Part 2.6 of the Company Disclosure Letter, since the date of the Company Balance Sheet there has not been:

(a)    any Material Adverse Effect with respect to Company;

(b)    any amendment or change in the Company Charter Documents;

(c)    any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, or any split, combination or recapitalization of the capital stock of Company or any redemption, purchase or other acquisition of any capital stock of Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of Company;

(d)    any split, combination or reclassification of any of Company’s or any of its subsidiaries’ capital stock;

(e)    except as set forth in Part 2.2(b) of the Company Disclosure Letter, any grant or issuance of any options, warrants or other rights to acquire securities from Company or any of its subsidiaries, directly or indirectly, or any offer, issuance or sale by Company or any of its subsidiaries of any debt or equity securities of Company or any of its subsidiaries, except for options to purchase Company Common Stock granted pursuant to the Company Stock Option Plans, which option grants are reflected in Part 2.2(b) of the Company Disclosure Letter;

(f)    except as set forth in Part 2.2(b) of the Company Disclosure Letter, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of Company or any of its subsidiaries, (ii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements of Company, or (iii) other change or increase in the compensation payable or to become payable to any of the directors, officers or employees of Company or any of its subsidiaries or in any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such directors, officers, employees or agents;

(g)    except as set forth in Part 2.2(b) of the Company Disclosure Letter, any acceleration or release of any vesting condition to the right to exercise any option or other right to purchase or otherwise acquire any shares of Company’s or any of its subsidiaries’ capital stock, or any acceleration or release of any right to repurchase shares of Company’s or any of its subsidiaries’ capital stock upon the stockholder’s termination of employment or services with Company, either contingent upon the occurrence of transactions such as those contemplated by this Agreement or otherwise;

(h)    entry by Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any Contract for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets (including intangible assets), properties or goodwill of Company or any of its subsidiaries (other than purchase orders for the sale of products or services, or non-exclusive licenses of any products of Company or any of its subsidiaries, in the ordinary course of business consistent with past practice);

(i)    any material change in the manner in which Company or any of its subsidiaries extends discounts, credits or warranties to customers or otherwise deals with its customers;

(j)    the entering into by Company or any of its subsidiaries of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of Company or any of its subsidiaries that involves in excess of $200,000 (other than purchase orders for the purchase or sale of products or services, or non-exclusive licenses of any products of Company or any of its subsidiaries, in the ordinary course of business consistent with past practice);

(k)    any incurrence of a liability by the Company or any of its subsidiaries (absolute, accrued, contingent or otherwise) except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

(l)    any payment or discharge by Company or any of its subsidiaries of any liability of Company or any of its subsidiaries or Encumbrance on any asset or property of Company or any of its subsidiaries of an amount in excess of $200,000 for any liability or Encumbrance (other than payments in the ordinary course of business consistent with past practice);

(m)    any change with respect to the management, supervisory or other key personnel of Company, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices involving Company or any of its subsidiaries;

(n)    any damage, destruction or loss of any property or material asset of Company or any of its subsidiaries, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(o)    any material change by Company in its accounting methods, principles or practices;

(p)    any material revaluation by Company or any of its subsidiaries of any of their material assets, including writing off notes or accounts receivable other than in the ordinary course of business; or

(q)    any agreement or commitment to do any of the foregoing.

2.7    Taxes.

(a)    Except as set forth in Part 2.7 of the Company Disclosure Letter, Company and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes (as defined below) required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes required to be paid.

(b)    Company and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act (“FUTA”) and other Taxes required to be withheld, and Company and its subsidiaries have paid such Taxes to the appropriate Tax authorities by the applicable due date.

(c)    Except as set forth in Part 2.7 of the Company Disclosure Letter, neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)    Except as set forth in Part 2.7 of the Company Disclosure Letter, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

(e)    Except as set forth in Part 2.7 of the Company Disclosure Letter, no adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

(f)    Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

(g)    Except as set forth in Part 2.7 of the Company Disclosure Letter, there is no agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code. There is no Contract to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h)    Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or its subsidiaries.

(i)    Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, other than among Company and its wholly owned subsidiaries.

(j)    Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(k)    None of Company’s or its subsidiaries’ assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

(l)    Company has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

(m)    Company has timely filed all information returns or reports, including Forms 1099, that are required to be filed, and has accurately reported in all material respects all information required to be included on such returns or reports.

(n)    Company is not a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income tax purposes and does not own a single member limited liability company which is treated as a disregarded entity.

(o)    Except as set forth in Part 2.7 of the Company Disclosure Letter, the Company does not and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(p)    No notice of deficiency or similar document of any Tax authority has been received by the Company, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax authority.

(q)    There are no liens for Taxes (other than for current Taxes not yet due and payable or those being contested in good faith) upon the material assets of the Company.

(r)    Neither the Company nor any subsidiary has any liability for the taxes of any person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.

(s)    Neither the Company nor any subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012, or 6111 of the Code or the Treasury Regulations promulgated thereunder.

For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

2.8    Title and Operation of Properties.

(a)    Part 2.8 of the Company Disclosure Letter lists all real property owned by Company or any of its subsidiaries and all real property leases to which Company or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement that have a book value in excess of $100,000 or provide for annual payments in excess of $100,000, respectively. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Company or any of its subsidiaries that would have a Material Adverse Effect on Company.

(b)    Company or one of its subsidiaries has good title to all the property and assets reflected in the Company Balance Sheet as being owned by Company or any of its subsidiaries or acquired after the date thereof which are material to Company (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the Company Financials and except for Encumbrances for Taxes not yet due and payable and such Encumbrances which are not material in character, amount or extent. The Company and each subsidiary owns, or has the right to use under a valid lease or license, the material assets and properties used by Company or such subsidiary, as the case may be, in the conduct of their respective businesses.

2.9    Intellectual Property.

(a)    For the purposes of this Agreement, the following terms have the following definitions:

(i)    “Business” means the business of Company as presently conducted.

(ii)    “Company IP Assets” means, collectively, (A) the Company IP Rights; (B) all embodiments of any Company IP Rights, in whatever form, format or media; (C) all applications, registrations, filings and other formal governmental actions made or submitted by Company pursuant to applicable laws to secure, perfect, maintain or protect its interest in any Company IP Right; and (D) all information of a technical nature, documentation, manuals, software Source Code and object code, software libraries, data bases, algorithms, screen displays and graphical interfaces, used in or necessary to the conduct of the business of Company and its subsidiaries as presently conducted.

(iii)    “Company IP Rights” means all Intellectual Property Rights used in the conduct of the Business.

(iv)    “Company IP Rights Agreement” means any contract governing any Company IP Right.

(v)    “Intellectual Property Rights” means, collectively, all of the following intangible legal rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and now existing, filed, issued or acquired: (A) issued patents, pending patent applications, patent disclosures, and patent rights, including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, and inventions; (B) works of authorship and rights associated with works of authorship, including copyrights, copyright applications and copyright registrations; (C) Moral Rights; (D) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress (collectively, “Marks”), and any goodwill symbolized by such Marks; (E) rights relating to trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law); (F) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi-governmental authority, including Internet domain name registrars; and (G) claims, causes of action, defenses, and rights to sue for past infringement relating to the enforcement of any of the foregoing.

(vi)    “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(vii)    “Company-Owned IP Assets” means Company IP Assets that are owned or exclusively licensed to Company.

(viii)    “Company-Licensed IP Assets” means Company IP Assets that are licensed to the Company from a third party.

(b)    The Company (i) owns and has independently developed or (ii) has the valid right or license to all Company IP Assets. Delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and will not result in any termination of, or other restriction being imposed on, any such Company IP Assets.

(c)    Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will: (i) constitute a material breach of or default under any Company IP Rights Agreement; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right or Company IP Rights Agreement; or (iii) materially alter or impair the right of Company to use, make, market, distribute, or sell any Company IP Asset or portion thereof. Except as set forth in Part 2.9(c) of the Company Disclosure Letter, there are no material amount of royalties, honoraria, fees or other payments payable by Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Asset by Company and none will become payable as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Part 2.9(c) of the Company Disclosure Letter contains a true and complete list of all royalties, fees, and other payments payable by Company to any Person as a result of the use, distribution, licensing, or sale of any Company-Licensed IP Assets with or as Company products.

(d)    Except as set forth in Part 2.9(d) of the Company Disclosure Letter, neither the use, development, manufacture, marketing, distribution or sale of any product (including any Intellectual Property Right related thereto) or service currently made, marketed, distributed, or sold by Company, or currently under development by Company and intended by Company to be distributed within three (3) months of the date of this Agreement, violates in any material respect any contract between Company and any other Person or infringes or misappropriates in any material respect any Intellectual Property Right of any other Person. There is no pending or threatened written claim or litigation contesting the validity, ownership or right of Company to exercise any Company IP Right. Since 1997, the Company has not received any written notice asserting that any Company IP Asset or the proposed use, manufacture, marketing, distribution or sale thereof conflicts or will conflict with the rights of any other Person nor, to Company’s knowledge, is there any legitimate basis for any such assertion. The Company has not received any correspondence from any third party offering Company a license under such third party’s registered Intellectual Property Rights, in connection with any Company product or service.

(e)    To Company’s knowledge, no current or former employee, consultant or independent contractor of Company: (i) is in material violation of any term or covenant of any contract relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any Person (other than Company) any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company’s knowledge, the employment of any employee of Company or the use by Company of the services of any consultant or independent contractor does not subject Company to any liability to any other Person for improperly soliciting such employee, consultant or independent contractor to work for Company.

(f)    All current and former officers, employees, consultants and independent contractors of Company having access to proprietary information of Company have executed and delivered to Company an agreement regarding the protection of Company proprietary information, except where the failure to execute and delivery such agreement would not have a Material Adverse Effect on the Company. The Company has secured valid written assignments from all of Company’s current and former employees, consultants and independent contractors who were materially involved in, or who made a material contribution to, the creation or development of any Company-Owned IP Assets, of the rights to such contributions that may be owned by such Persons or that Company does not already own by operation of law. No current or former director, officer, employee, consultant or independent contractor of Company has any rights in any Company IP Assets.

(g)    Part 2.9(g) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made in any and all jurisdictions throughout the world by or on behalf of Company of any Intellectual Property Rights, and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable laws by Company to secure, perfect, protect or maintain its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks.

(h)    The Company-Owned IP Assets are free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 2.9(h)(i) of the Company Disclosure Letter and non-exclusive licenses granted in the ordinary course of the Company Business consistent with past practices). To the knowledge of Company, the right, license and interest of Company in and to all Company-Licensed IP Assets are free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 2.9(h)(ii) of the Company Disclosure Letter and non-exclusive licenses granted in the ordinary course of the Company Business consistent with past practices).

(i)    The Company has not misappropriated any third party’s trade secrets or infringed any trade secret rights in creating or using any lists of prospective or current customers, except where any such misappropriation or infringement would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(j)    Except as set forth in Part 2.9(j) of the Company Disclosure Letter, neither Company nor any other Person acting on its behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, result in the disclosure or delivery by Company or any Person acting on their behalf to any Person of any Company Source Code. Part 2.9(j) of the Company Disclosure Letter identifies each agreement pursuant to which Company has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any Company Source Code, and describes whether the execution of this Agreement or the other transactions contemplated by this Agreement would reasonably be expected to result in the release from escrow of any Company Source Code. “Source Code” means any human readable version of a computer software program, in whole or in part, in any preferred form of the work for making modifications, including any warnier diagrams, flow charts, technical notes or comments related thereto. “Company Source Code” means, collectively, any software Source Code, any material portion or aspect of the software Source Code, or any material proprietary information or algorithm contained in or relating to any software Source Code, of any Company IP Asset.

(k)    All software developed by or for Company and licensed by Company to customers and all services provided by or through Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, product specifications and product documentation.

(l)    No government entity, university, college, other educational institution or research center has any right, title or interest in or to any Company IP Right.

(m)    Part 2.9 (m) of the Company disclosure letter contains a true and complete list of all Public Software that forms part of any Company IP Assets, or that is incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Company IP Asset or Company product. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

2.10    Compliance with Laws.    Except as set forth in Part 2.10 of the Company Disclosure Letter:

(a)    Neither Company nor any of its subsidiaries is in conflict with, or in default or in violation of, any Legal Requirement applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, except where such conflict, default or violation would not have a Material Adverse Effect on the Company. Except as set forth in Part 2.7 of the Company Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to Company’s knowledge, has been threatened in writing against Company or any of its subsidiaries. To Company’s knowledge, there is no Legal Requirement binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, or any acquisition of material property by Company or any of its subsidiaries.

(b)    Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Company and its subsidiaries as currently conducted (collectively, the “Company Permits”), and are in material compliance with the terms of the Company Permits.

2.11    Litigation.    Except as set forth in Part 2.11 of the Company Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened in writing against Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a material adverse effect on the ability of the parties hereto to consummate the Merger or to be material to Company or Parent following the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company or filed in any legal proceeding or otherwise the legal right of Company or any of its subsidiaries to conduct its business as currently conducted. As of the date hereof, no event has occurred, and no claim, dispute or other condition or circumstance exists, and as of the Effective Time, no such claim, dispute or other condition or circumstance will occur or exist, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or officer of Company or any of its subsidiaries to seek indemnification in a material amount from Company or any of its subsidiaries and no such director or officer is currently seeking indemnification from Company or any of its subsidiaries.

2.12    Employee Benefit Plans.

(a)    Definitions.    With the exception of the definition of “Affiliate” set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)    “Affiliate” shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii)    “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or self-funded, including, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

(iii)    “DOL” shall mean the Department of Labor;

(iv)    “Employee” shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

(v)    “Employee Agreement” shall mean each management, employment, severance, consulting, indemnification or similar agreement or contract between Company or any Affiliate and any Employee or consultant and each relocation, repatriation, or expatriation agreement, visa, or work permit that involves expense to Company in excess of $20,000.

(vi)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(vii)    “IRS” shall mean the Internal Revenue Service;

(viii)    “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(ix)    “PBGC” shall mean the Pension Benefit Guaranty Corporation; and

(x)    “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)    Schedule.    Part 2.12(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither Company nor any of its Affiliates have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor do they have any intention or commitment to do any of the foregoing.

(c)    Documents.    Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and trust and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules, accountant opinions, and financial statements attached thereto) and summary annuals reports, if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and any pending request for such letters or rulings, and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan, including any filings under the IRS’s Employee Plan Compliance Resolution System Program or any of its predecessors or the United States Department of Labor Delinquent Filer Program; (vii) all written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company or its Affiliates; (ix) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests), as applicable, for each Company Employee Plan; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

(d)    Employee Plan Compliance.    Except as set forth in Part 2.12 of the Company Disclosure Letter, (i) (A) Company or one of its Affiliates has performed in all material respects all obligations required to be performed by Company or its Affiliates under, and (B) Neither Company nor any of its Affiliates is in default or violation of, or has knowledge of any material default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, ERISA and the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as “GUST”), has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination or, if reliance is permitted under IRS Announcement 2001-77, the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Company Employee Plan, and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, administrative proceedings, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits)

against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Company or any Affiliate with respect to any of the Company Employee Plans, including any Company Employee Plan intended to be qualified under Section 401(a) of the Code and having a cash or deferred arrangement governed by Section 401(k) of the Code, have been made as required under ERISA or have been accrued on the Company Balance Sheet. (ix) All filings and reports as to each Employee Plan required to have been submitted to the IRS or the DOL have been duly submitted. (x) Each Company Employee Plan has been administered in accordance with its terms and all applicable laws, including ERISA and the Code, and all individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in such Company Employee Plan, are currently participating or have been offered an opportunity to do so or have declined in writing or otherwise in accordance with the terms of such Company Employee Plan. (xi) With respect to the Company Employee Plans, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company or any Company Subsidiary could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Employee Plans, ERISA, the Code or any other applicable law.

(e)    Pension Plans.    Neither Company nor any Affiliate does now, or has ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f)    Multiemployer Plans.    At no time has Company or any of its Affiliates contributed to or been requested to contribute to any Multiemployer Plan, or any multiple employer plan under Section 413(c) of the Code.

(g)    No Post-Employment Obligations.    Except as set forth in Part 2.12 of the Company Disclosure Letter, no Company Employee Plan or Employment Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Family Medical Leave Act of 1993, as amended (“FMLA”), the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, and the Women’s Health and Cancer Rights Act of 1998, and the regulations thereunder or other applicable statute or has any liability under the Worker Adjustment and Retraining Notification Act, as amended (“WARN”) or the California Worker Adjustment and Retraining Notification Act, as amended, and neither Company nor its subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

(h)    COBRA; FMLA.    The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Company or its Affiliates are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998 and FMLA, and the regulations thereunder, as such requirements affect Company, its Affiliates and its Employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Company’s Employee Plans, covered employees, or qualified beneficiaries.

(i)    Effect of Transaction.    Except as set forth in Part 2.12 of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. Except as set forth in Part 2.12 of the Company Disclosure Letter, no payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement, or which has been made by Company or its Affiliates with respect to any Employee, could reasonably be characterized as a “parachute payment,” within the meaning of Section 280G(b)(1) of the Code or be treated as a nondeductible expense within the meaning of Section 162 of the Code.

(j)    Employment Arrangements.    Part 2.12(j) of the Company Disclosure Letter contains a true and complete list of the names, dates of hire, positions, salaries, bonus arrangements, status as exempt or non-exempt, and place of work of all current United States employees and independent contractors of Company and each subsidiary. Part 2.12(j) of the Company Disclosure Letter additionally lists each current United States employee of Company or any subsidiary who is not fully able to perform work because of disability or other leave and the expected date of return to full service. Company has provided to Parent the additional following information for each of its and its subsidiaries’ international employees: city/country of employment; rate of annual remuneration; date of hire; manager’s name and work location. Except as may be required by applicable local law, the employment of each of the employees of Company or any subsidiary is at will and neither Company nor any subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees or consultants. As of the date hereof, Company has not, and to Company’s knowledge no other Person has, (i) entered into any contract, agreement or instrument that obligates or purports to obligate Parent to make an offer of employment to any present or former employee or consultant of the Company that is not listed on Part 2.12j of the Company Disclosure Letter and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of Company that is not listed on Part 2.12j of the Company Disclosure Letter any terms or conditions of employment with Parent following the Effective Time.

(k)    Compliance.    Company and each of its subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees and consultants.

(l)    Employment Matters.    There are no pending, or, to Company’s knowledge, threatened (in writing) claims or actions against Company or any of its subsidiaries under any worker’s compensation policy or long-term disability policy. To Company’s knowledge, no employees or consultants of Company or any of its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee or consultant to be employed or engaged by Company or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others.

(m)    Disqualified Individuals.    Part 2.12(m) of the Company Disclosure Letter lists each Person who Company reasonably believes is, or may be, with respect to Company, any subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date hereof.

(n)    Labor.    No work stoppage or labor strike against Company or any of its subsidiaries is pending or threatened. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no suits, labor disputes or grievances pending, or, to the knowledge of Company, threatened in writing relating to any labor, safety or discrimination matters involving any Employee or consultant, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company or any of its subsidiaries. Neither Company nor any of its subsidiaries is presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company or any of its subsidiaries.

(o)    Foreign Plans.    Each compensation and benefit plan required to be maintained or contributed to by the law of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Part 2.12(o) of the Company Disclosure Letter. As regards to each Foreign Plan, (i) such Foreign Plan is in compliance in all material respects with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan, (ii) all material contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Effective Time, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Effective Time that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet to the extent required by GAAP, (iii) Company, any of its subsidiaries, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the governmental entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable law and regulations, (v) to the knowledge of Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending written claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, and (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants.

2.13    Environmental Matters.

(a)    Hazardous Material.    Except as would not result in material liability to Company or any of its subsidiaries, to the Company’s knowledge no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”) are present, as a result of the actions of Company or any of its subsidiaries in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

(b)    Hazardous Materials Activities.    Except as would not result in a material liability to Company (in any individual case or in the aggregate) to the Company’s knowledge (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)    Permits.    Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) material to and necessary for the conduct of Company’s and its subsidiaries’ Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

(d)    Environmental Liabilities.    No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company’s knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company or any of its subsidiaries concerning any Environmental Permit of Company or any of its subsidiaries, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries.

2.14    Certain Contracts.    For purposes of this Agreement, the term “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, assignments, mortgages, transactions, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation or undertaking of any nature. Part 2.14 of the Company Disclosure Letter sets forth a list of each of the following Contracts to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or any of Company’s or any of its subsidiaries’ assets or properties is bound:

(a)    any Contract providing for payments (whether fixed, contingent or otherwise) by or to Company in an aggregate amount of $200,000 or more over the duration of the Contract;

(b)    any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for Company, or providing for the purchase or license of any software, content (including textual content and visual or graphics content), technology or intellectual property to Company, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by Company to be used or incorporated) in connection with any aspect or element of any product, service or technology of Company (other than software generally available to the public at a per copy license fee of less than $50,000 per copy);

(c)    any distribution, marketing, sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any product, service or technology owned, marketed, licensed or provided by Company or any of its subsidiaries;

(d)    any joint venture or partnership Contract, any Contract relating to a limited liability company or any other agreement that has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

(e)    any Contract for the future purchase, sale, license, provision or manufacture of products, materials, supplies, equipment or services requiring payment to or from Company or any of its subsidiaries in an amount in excess of $200,000 per annum or in an aggregate amount of $300,000 or more over the duration of the contract or agreement that is not terminable by Company or its subsidiary on 60 or fewer days notice without cost or other liability to Company or its subsidiary;

(f)    any Contract in which Company or any of its subsidiaries has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing or on-line distribution rights, rights of refusal, rights of first negotiation or similar rights with respect to any product, service, technology or Company IP Asset that is now or hereafter owned by it, provided to Company or any of its subsidiaries or provided by Company or any of its subsidiaries;

(g)    any Contract or commitment for or relating to the employment of any director, officer, employee or consultant of Company or any other type of contract or understanding with any officer, employee or consultant of Company that is not immediately terminable by Company without cost or other liability;

(h)    any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract or commitment for the borrowing of money or extension of a line of credit or for a leasing transaction of a type required to be capitalized in accordance with GAAP;

(i)    any lease or other Contract under which Company or any of its subsidiaries is lessee of or holds or operates any items of tangible personal property or real property providing for annual payments (whether fixed, contingent or otherwise) by Company in the aggregate amount of $200,000 or more;

(j)    any Contract that restricts Company or any of its subsidiaries from engaging in any aspect of the Business; from participating or competing in any line of business or market; from freely setting prices for Company’s products, services or technologies (including most favored customer pricing provisions); from engaging in any business in any market or geographic area; or from soliciting potential employees, consultants, contractors or other suppliers or customers;

(k)    any Contract (i) pursuant to which any Person is authorized to use any Company IP Asset other than non-exclusive licenses granted in the ordinary course of the Company Business consistent with past practices, or (ii) pursuant to which Company is authorized to distribute, sublicense, or sell any third party’s software or other technology.

(l)    any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those agreements conforming to the standard agreements under the Company Stock Option Plans;

(m)    any Contract with or commitment to any labor union;

(n)    any agreement of guarantee, support, indemnification (including, without limitation, any Contract by which the Company has agreed to provide indemnification to any of its officers or directors), assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(o)    any Contract currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company or any of its subsidiaries has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company’s subsidiaries;

(p)    any agreement granting to a third party a power of attorney to act on behalf of Company or any of its subsidiaries;

(q)    any Contract with any affiliate of Company; or

(r)    any other Contract that is material to the Business or the assets of Company.

A true and complete copy of each agreement or document required by these subsections (a) through (r) of this Section to be listed on Part 2.14 of the Company Disclosure Letter (such agreements and documents being hereinafter collectively referred to as the “Company Contracts”) has been provided to Parent’s counsel. The Company is not, nor to Company’s knowledge is any other party, in material breach or default under any Company Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach by Company of any of the provisions of any Company Contract, (ii) to Company’s knowledge give any third party, the right to (A) declare a Default or exercise any remedy under any Company Contract, (B) a material refund, rebate, chargeback or penalty under any Company Contract, (C) accelerate the maturity or performance of any obligation of Company under any Company Contract, or (D) cancel, terminate or modify any Company Contract. The Company has not received any written notice regarding any actual or possible violation or breach of, or default under, any Company Contract. The Company has no material liability for renegotiation of United States government contracts or subcontracts, if any. A “Default” means (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration.

2.15    Customers, Distributors, OEMs and VARs.    Part 2.15 of the Company Disclosure Letter sets forth a true, correct and complete list of (a) each purchaser of Company’s and its subsidiaries’ products and services representing more than $150,000 of sales revenue during the twelve months ended December 31, 2002, or the nine months ended September 30, 2003 and (b) dealer, distributor, original equipment manufacturer or other reseller for Company’s and its subsidiaries’ products and services representing more than $150,000 of sales revenue during the twelve months ended December 31, 2002, or the nine months ended September 30, 2003. Part 2.15 of the Company Disclosure Letter indicates names, addresses and total sales by product for such period for each party listed thereon. Company has good commercial working relationships with its customers, dealers, distributors, original equipment manufacturers, and other resellers of Company’s and its subsidiaries’ products and services and since December 31, 2002, no party accounting for five percent (5%) or more of Company’s consolidated sales revenues, has canceled or otherwise terminated its relationship with Company or its subsidiaries, decreased or limited materially its purchases from Company and its subsidiaries or has given written notice that it intends to take any such action.

2.16    Brokers’ and Finders’ Fees.    Except for fees payable to Investec, Inc. pursuant to an engagement letter dated September 25, 2002, as amended, and to Grant Thornton LLP pursuant to an engagement letter dated October 21, 2003, copies of each of which have been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17    Insurance.    Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

2.18    Disclosure.    The Proxy Statement to be filed with the SEC in connection with the solicitation of proxies from Company stockholders for the Company Stockholder Approvals (as amended or supplemented, the “Proxy Statement”) shall not, on the date the Proxy Statement is mailed to Company’s stockholders, at the time of the meeting of Company’s stockholders (the “Company Stockholders’ Meeting”) to consider the Company Stockholder Approvals, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the applicable rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in a supplement to the Proxy Statement, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on any information supplied by Parent or Merger Sub.

2.19    Board Approval.    The Board of Directors of Company has, as of the date of this Agreement, (i) unanimously determined that the Merger is fair to, and in the best interests of Company and its stockholders, and has approved this Agreement and (ii) declared the advisability of the Merger to the stockholders of Company and recommends that the stockholders of Company approve and adopt this Agreement and approve the Merger.

2.20    Fairness Opinion.    Company’s Board of Directors has received a written opinion from Grant Thornton LLP, dated as of the date hereof, to the effect that, as of the date hereof and based upon and subject to the matters stated therein, the consideration to be received by Company’s stockholders in the Merger is fair to Company’s stockholders from a financial point of view, and has delivered to Parent a copy of such opinion.

2.21    Privacy.    The Company and its subsidiaries have complied with all applicable Legal Requirements relating to (a) the privacy of users of Company products or services and www.on.com (the “Company Website”), and (b) the collection, storage and transfer of any personally identifiable information collected by Company or any of its subsidiaries or by third parties having authorized access to Company’s or any Company subsidiary’s records, except where the failure to so comply would not have a Material Adverse Effect on the Company. The privacy practices of the Company and its subsidiaries conform, and at all times have conformed, in all material respects to all of Company’s and its subsidiaries’ contractual obligations to their respective customers. The Company Website and all material materials distributed or marketed by Company have at all times made all privacy practice disclosures to users or customers as required by applicable law, except where the failure to make such disclosures would not have a Material Adverse Effect on the Company, and none of such disclosures made or contained in the Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable law in a manner that would have a Material Adverse Effect on the Company. No claims have been asserted in writing or, to the knowledge of Company, are threatened in writing against Company or any of its subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy rights with respect to the privacy practices of Company. To the knowledge of Company, there has been no unauthorized access to or other misuse of personal and user information described in this Section 2.21, except as disclosed in Part 2.21 of the Company Disclosure Letter or where such access or misuse would not have a Material Adverse Effect on the Company.

2.22    DGCL Section 203.    Company’s Board of Directors has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement. No other anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a “Takeover Statute”) applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby, which has not been waived.

ARTICLE 3

Representations and Warranties of Parent and Merger Sub

In order to induce Company to enter into this Agreement, Parent and Merger Sub represent and warrant to Company, subject to the exceptions to specifically identified representations and warranties disclosed in the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Letter”), as follows:

3.1    Organization of Parent and Merger Sub.

(a)    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted.

(b)    Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and the Articles of Incorporation and Bylaws of Merger Sub, each as amended to date (collectively, the “Parent Charter Documents”), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents.

3.2    Authority; Non-Contravention.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b)    The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and/or Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets are bound or affected.

(c)    No consent, approval, order or authorization of, or registration with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and the antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such requirement.

3.3    SEC Filings.    Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2000. All such forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates and giving effect to any amendments thereto filed prior to the date hereof, the Parent SEC Reports (i) were prepared in all material respect in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

3.4    Brokers’ and Finders’ Fees.    Except for fees payable to Lehman Brothers, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.5    Disclosure.    If at any time prior to the Effective Time any event relating to Company or Parent or any of their respective affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform Company. The information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, as amended or supplemented, shall not, on the date the Proxy Statement is mailed to Company’s stockholders, at the time of the meeting of Company’s Stockholders’ Meeting or as of the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

3.6    Interim Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with this Agreement.

3.7    Financing.    Parent has, and will have available to it upon the consummation of the Merger, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the cash amounts to which Company stockholders and holders of Company Options will be entitled pursuant to Section 1.6(a) and Section 1.6(c)(ii) at the Effective Time.

ARTICLE 4

Conduct Prior to the Effective Time

4.1    Conduct of Business by Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as expressly contemplated by this Agreement or except as set forth in Part 4.1 of the Company Disclosure Letter or except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Company shall and shall cause each of its Material Subsidiaries to carry on its business in the ordinary course, consistent with past practice and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

In addition, without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as expressly contemplated by this Agreement or except as set forth in Part 4.1 of the Company Disclosure Letter or except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a)    Terminate, waive or fail to exercise any stock repurchase rights by which Company Common Stock may be repurchased for a per share price of less than $4.00, accelerate, amend or change the period of exercisability of options to purchase Company Common Stock or restricted Company Common Stock or change repurchase rights applicable to restricted Company Common Stock, or reprice any outstanding options to purchase Company Common Stock or authorize cash payments in exchange for any options to purchase Company Common Stock;

(b)    Grant, pay or agree to grant or pay any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as disclosed in Part 2.12 of the Company Disclosure Letter, or adopt any new severance plan;

(c)    Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any Company IP Rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

(d)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Company or split, combine or reclassify any capital stock of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(f)    Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock of Company, including, without limitation, any options under the Company Stock Option Plans, or subscriptions, rights, warrants or options to acquire any shares of capital stock of Company or any securities convertible into shares of capital stock of Company, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options outstanding as of the date of this Agreement and (ii) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof;

(g)    Cause, permit or propose any amendments to the Company Charter Documents;

(h)    Subject to the provisions of Sections 5.2(c), 5.2(d) and 5.3(a), acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Company and its subsidiaries or enter into any material joint ventures, strategic relationships or alliances;

(i)    Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company and its subsidiaries;

(j)    Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)    Adopt or amend (except to the extent necessary to maintain the tax-qualified status of such Company Employee Plan) any employee benefit plan, Company Employee Plan, Employment Agreement, employee stock purchase or employee stock option plan, or enter into any employment contract or arrangement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice, and in substantial conformance to the Company’s standard offer letter that has been provided to Parent, with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, make any loan or provide any advance to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

(l)    Make any material capital expenditures outside of the ordinary course of business or outside of the budget previously provided to Parent;

(m)    Materially modify, amend or terminate any Company Contract or waive, release or assign any material rights or claims thereunder;

(n)    Enter into any Contract with regard to the acquisition or licensing of any material Intellectual Property Rights (as defined in Section 2.9) other than licenses, distribution Contracts, or other similar Contracts entered into in the ordinary course of business consistent with past practice;

(o)    Except as required by GAAP, materially revalue any of its assets or make any change in accounting methods, principles or practices;

(p)    Without limiting the foregoing, take any action or fail to take any action reasonably within Company’s control, that would cause any representation or warranty of Company to cease to be true and accurate as of the Closing as though then first made; or

(q)    Agree in writing or otherwise commit or negotiate to take any of the actions described in Section 4.1(a) through (p) above.

ARTICLE 5

Additional Agreements

5.1    Proxy Statement, Antitrust and Other Filings.

(a)    As promptly as practicable after the execution of this Agreement, Company will prepare and file the Proxy Statement with the SEC. Company will respond in good faith to any comments of the SEC and will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. Promptly after the date of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, (the “Antitrust Filings”) and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”).

(b)    Parent and Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.1(a). Each of Company and Parent will notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement, or any Antitrust Filing or Other Filing or (ii) upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Subject to applicable Legal Requirements and the confidentiality agreement, dated as of November 13, 2002 between Company and Parent (the “Confidentiality Agreement”), each of Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

5.2    Meeting of Company Stockholders.

(a)    Promptly after the date hereof, Company will take all action necessary in accordance with the Delaware Law and the Company Charter Documents to convene and hold the Company Stockholders’ Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 60 days after the mailing of the Proxy Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will use commercially reasonable efforts to take all other action necessary to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market, Delaware Law and the Company Charter Documents to obtain such approvals. Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Stockholders’ Meeting are solicited, in compliance with the Delaware Law, the Company Charter Documents, the rules of the Nasdaq Stock Market, the rules and regulations of the SEC and all other applicable Legal Requirements. Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined in Section 5.3), or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

(b)    Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders’ Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided, that for all purposes of this Agreement, an action by the Board of Directors of Company or a committee thereof shall be unanimous if each member of the Board of Directors or such committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

(c)    Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a “Notice of Superior Offer”) advising Parent that Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within five business days of Parent’s receipt of the Notice of Superior Offer, made an offer that Company’s Board of Directors determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable to Company’s stockholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would constitute a breach of or would be inconsistent with the fiduciary obligations of the Board of Directors of Company under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 5.3 or this Section 5.2. Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of Company’s Board of Directors but in no event less than twenty-four hours) of any meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit Company’s obligation to hold and convene the Company Stockholders’ Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate, on terms that the Board of Directors of Company determines, in its reasonable judgment (after receiving the written advice of Investec or another financial advisor of national standing), to be more favorable to Company stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if such offer is conditioned upon the offeror’s obtaining financing needed to complete such transaction, any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, or (ii) the acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (including by way of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed by a merger involving Company), directly or indirectly, of ownership of shares representing 100% of the voting power of the then outstanding shares of capital stock of Company.

(d)    Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Board of Directors of Company shall not recommend that the stockholders of Company tender their shares in connection with a tender offer except to the extent that the Board of Directors determines in its good faith judgment, after consultation with outside counsel and its financial advisor, that the tender offer constitutes a Superior Offer and that such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary duties to Company’s stockholders under applicable law.

5.3    No Solicitation.

(a)    From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE 7 and subject to Section 5.2(c), Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any financial advisor, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate or knowingly encourage, the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to intentionally facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to inform any person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of this Agreement and the Merger at the Company Stockholders’ Meeting, this Section 5.3(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal, or approving, endorsing or recommending such Acquisition Proposal in a manner consistent with Section 5.2(c) that the Board of Directors of Company reasonably concludes (after receiving the written advice of its financial advisor) would constitute a Superior Offer and, if accepted, is likely to be consummated if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.3, and (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would constitute a breach of or be inconsistent with the fiduciary obligations of the Board of Directors of Company under applicable law. Prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company shall give Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company shall receive from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement (as defined in Section 5.1). Company shall give Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions. Contemporaneously with furnishing any such nonpublic information to such person or group, Company shall furnish such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any financial adviser, attorney or other adviser or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.3 by Company. Nothing in this Section 5.3 shall permit Company to enter into any contract with respect to an Acquisition Proposal (other than a confidentiality agreement) during the term of this Agreement, except as provided in Section 5.2(c).

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving a Company Acquisition: (A) any acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction in the same proportion as they hold such equity interest preceding such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material portion of the assets of Company and its subsidiaries; or (C) any liquidation or dissolution of Company.

(b)    In addition to the obligations of Company set forth in paragraph (a) of this Section 5.3, Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the person or group making any such request or Acquisition Proposal. Company will (i) keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry and (ii) provide to Parent as promptly as practicable a copy of all written materials provided to Company in connection with any such request or Acquisition Proposal.

5.4    Confidentiality; Access to Information.

(a)    Confidentiality Agreement.    The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

(b)    Access to Information.    Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Company, as Parent may reasonably request, in a manner that does not unreasonably disrupt the Company’s business and subject to the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.5    Public Disclosure.    Parent and Company will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6    Reasonable Efforts; Notification.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE 6 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the execution or delivery by Company officers of any filings with the Internal Revenue Service under Internal Revenue Code §9100 or with any other Governmental Entity which filings Parent reasonably determines to be necessary to maximize and secure tax attributes of Company or the Surviving Corporation, and (vi) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its subsidiaries or affiliates shall be under any obligation to consent or otherwise agree to, or to make proposals to sell or otherwise dispose or hold separate (through the establishment of a trust or otherwise) any assets or categories of assets of Parent, any of its affiliates or Company, or hold separate the Company Common Stock (or shares of stock of the Surviving Corporation), or any limitation or regulation on the ability of Parent or any of its subsidiaries or affiliates to freely conduct their business or own assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

(b)    Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respects, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)    In order to facilitate the integration of the operations of Parent and Company and their subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate the earliest time possible following the Effective Time the benefits expected to be realized by the parties as a result of the Merger, Company shall, and shall cause its subsidiaries to, consult with Parent on all strategic and operational matters to the extent such consultation is not in violation of applicable law, including laws regarding exchange of information and other laws regarding competition. Subject to the forgoing limitations, Company will, and will cause its subsidiaries to, make available to Parent at its facilities and those of its subsidiaries, where determined by Parent to be appropriate and necessary, office space in order to assist in observing all operations and reviewing all matters concerning the affairs of Company.

5.7    Third Party Consents.    As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.8    ESPP.    Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten the Participation Period(s) under such plan that includes the Effective Time (the “Current Offerings”) such that a new purchase date for each such Participation Period shall occur prior to the Effective Time and shares shall be purchased by Company ESPP participants prior to the Effective Time. The Current Offerings shall expire immediately following such new purchase date, and the Company ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new offering period.

5.9    Indemnification.

(a)    For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any Contracts providing for indemnification between Company and its directors and officers as of the Effective Time (the “Indemnified Parties”) and any indemnification provisions under Company’s Certificate of Incorporation or Bylaws as in effect on the date hereof, in each case, subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of fees and expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Party, subject to applicable law. Without limiting the foregoing, Parent shall provide each Indemnified Party with liability insurance for a period of six (6) years after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time. An “Indemnified Party” shall be and “Indemnified Parties” shall include each person who is or was a director or officer of the Company or any Material Subsidiary of the Company at anytime prior to Effective Time.

(b)    This Section 5.9 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

5.10    Section 16 Matters.    Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Company Insiders” shall mean those officers and directors of Company who are be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Company.

5.11    Termination of Company Plans.    Effective as of no later than the day immediately preceding the Closing Date, Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to Company, no later than five (5) business days prior to the Closing Date, Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company. The form and substance of such resolutions shall be subject to review and approval of Parent. Company also shall take such other actions in furtherance of terminating any Company Employee Plan or Employee Agreement as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.

5.12    Employee Benefit Matters.    As promptly as reasonably practicable after the Effective Time, Parent shall enroll those persons who were employees of Company or its subsidiaries immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its subsidiaries or become employees of Parent following the Effective Time (“Continuing Employees”) in Parent’s employee benefit plans for which such employees are eligible (the “Parent Plans”), including its medical plan, dental plan, life insurance plan and disability plan, to the extent permitted by the terms of the applicable Parent Plans, on substantially similar terms applicable to employees of Parent who are similarly situated based on levels of responsibility. Without limiting the generality of the foregoing, Parent shall recognize the prior service with the Company of each of the Continuing Employees in connection with Parent’s PTO policy, for purposes of eligibility, vesting and levels of benefits. Notwithstanding anything in this Section 5.12 to the contrary, this Section 5.12 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) require Parent to continue to maintain any employee benefit plan in effect following the Effective Time for Parent’s employees, including the Continuing Employees, or (c) be construed to mean the employment of the Continuing Employees is not terminable by Parent at will at any time, with or without cause, for any reason or no reason.

ARTICLE 6

Conditions to the Merger

6.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    Company Stockholder Approval.    This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the stockholders of Company under applicable law, the rules of the Nasdaq Stock Market and the Company Charter Documents.

(b)    No Order; HSR Act.    No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated. Any foreign antitrust approvals required to be obtained prior to the consummation of the Merger shall have been obtained.

6.2    Additional Conditions to Obligations of Company.    The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a)    Representations and Warranties.    Each representation and warranty of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be given effect only if accepted in writing by the Company. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an officer of Parent.

(b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

6.3    Additional Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)    Representations and Warranties.    Each representation and warranty of Company contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be given effect only if accepted in writing by Parent. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

(b)    Agreements and Covenants.    Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

(c)    Legal Opinions.    Parent shall have received the written legal opinion of Linklaters Oppenhoff & Radler, legal counsel to Company, dated as of the Closing Date, opining to the matters set forth in Exhibit B.

(d)    No Restraints.    There shall not be instituted, pending or threatened any action, proceeding or hearing by any Governmental Entity (i) seeking to restrain, prohibit, regulate or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations or regulations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or freely conduct Company’s business or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such assets or shares.

(e)    Consents.    (i) All material required approvals or consents of any Governmental Entity or other person in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained and become final and non-appealable (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired), and (ii) all such approvals and consents which have been obtained shall have been so obtained on terms that are not reasonably likely to materially affect the ownership or operations of business by Parent.

(f)    Dissenting Shares.    The number of Dissenting Shares immediately prior to the Effective Time shall not exceed three percent of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

(g)    Acknowledgements of Holders of Company Options.    Holders of all Company Options outstanding under Company’s 1995 Directors Stock Option Plan and 2002 Directors Stock Option Plan shall have executed an acknowledgement to the effect that (a) in connection with the Merger, such holders are entitled to only the payments contemplated by Section 1.6(c)(ii) in exchange for their Company Options and (b) on the Closing Date, such Company Options shall terminate without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than to make the payments contemplated by Section 1.6(c)(ii)).

ARTICLE 7

Termination, Amendment and Waiver

7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company:

(a)    by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

(b)    by either Company or Parent if the Merger shall not have been consummated by March 1, 2004 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)    by either Company or Parent, if the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement;

(e)    by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Triggering Event (as defined below) shall have occurred;

(f)    by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable prior to the Outside Date by Parent or Merger Sub through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by Parent or Merger Sub is cured during such 30-day period, or if Company shall have materially breached this Agreement); or

(g)    by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Company’s representations and warranties or breach by Company, is curable prior to the Outside Date by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this section 7.1(g) if such breach by Company is cured during such 30-day period, or if Parent or Merger Sub shall have materially breached this Agreement).

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or other Contract with respect to any Acquisition Proposal (other than a confidentiality agreement); (vi) Company shall have materially breached any of the provisions of Sections 5.2 or 5.3; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

7.2    Notice of Termination; Effect of Termination.    Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall become void and of no further force or effect with no liability on the part of any party hereto, except (i) as set forth in this Section 7.2, Section 7.3 and ARTICLE 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3    Fees and Expenses.

(a)    General.    Except as set forth in this Section 7.3, each party shall bear its respective legal, auditors’, and financial advisors’ fees and other out-of-pocket professional fees and expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby (“Transaction Expenses”); provided, however, that:

(i)    Parent shall bear all fees and expenses (other than Company’s attorneys’ and accountants’ fees and expenses) incurred in relation to filings under the HSR Act and other required Antitrust Filings; and

(ii)    In the event that this Agreement is terminated by Parent pursuant to Section 7.1(d) Company shall promptly, but in no event later than two days after the date of such termination, reimburse Parent for its reasonable Transaction Expenses.

(b)    Company Payments.    In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b), 7.1(d), 7.1(e) or 7.1(g), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $3,135,000 in immediately available funds (the “Termination Fee”), less any amounts actually paid by Company to Parent pursuant to Section 7.3(a)(ii) hereof; provided, that in the case of a termination under Sections 7.1(b), 7.1(d) or 7.1(g) prior to which no Triggering Event has occurred, such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within nine months following the termination of this Agreement, either (x) a Company Acquisition (as defined below) is consummated, or (y) Company enters into a Contract providing for a Company Acquisition and thereafter such Company Acquisition is consummated, substantially upon the terms provided in such Contract, and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of any such Company Acquisition or the entry by Company into any such Contract. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, the amount of, and the basis for payment of, the Termination Fee are reasonable and appropriate in all respects, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the Termination Fee due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company or any of its subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of Company’s business immediately prior to such sale, (iii) the acquisition by any person or “group” (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

7.4    Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company; provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or the Nasdaq Stock Market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company. The agreement of Parent to any Amendment shall be deemed to be the agreement of Merger Sub to such amendment.

7.5    Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any Amendment shall be deemed to be the agreement of Merger Sub to such amendment. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE 8

General Provisions

8.1    Non-Survival of Representations and Warranties.    The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Symantec Corporation

20330 Stevens Creek Blvd.

Cupertino, CA 95014

Attention: Arthur F. Courville, Sr. V.P. and General Counsel

Facsimile No.: (408) 517-8121

Telephone No.: (408) 517-7676

with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Daniel J. Winnike, Esq.

Fax Number: (650) 938-5200

if to Company, to:

ON Technology Corporation

Waltham Woods

880 Winter Street, Building 4

Waltham, MA 02451-1449

Attention: Steven R. Wasserman, Chief Financial Officer

Fax Number: (781) 487-3304

with a copy to:

Epstein Becker & Green, P.C.

111 Huntington Avenue

26th Floor

Boston, Massachusetts 02199-7610

Attention: Gabor Garai, Esq.

Fax Number: (617) 342-4001

8.3    Interpretation; Certain Defined Terms.

(a)    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b)    For purposes of this Agreement, other than Section 2.12, the term “affiliates” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first-mentioned person;

(c)    For purposes of this Agreement, “Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(d)    For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the corporate executive officers or directors of such party (as identified in the case of Company and Parent in such party’s proxy statement as filed with the SEC for its most recent annual meeting of stockholders) has actual knowledge of such matter. A party’s corporate executive officer or director will be deemed to have actual knowledge of a matter if such knowledge could be obtained by reasonable inquiry of the individual(s) employed by such party charged with administrative or operational responsibility for such matters for such party.

(e)    For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect proximately results from any of the following (none of which shall in and of itself constitute a Material Adverse Effect): (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), (ii) mere changes in the trading prices or volume for such entity’s capital stock, (iii) the public announcement or pendency of the transactions contemplated by this Agreement on customers, prospective customers, suppliers, distributors, partners, OEMs, licensors or employees of such entity, or (iv) such entity’s performing any of its obligations under this Agreement.

(f)    For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(g)    For purposes of this Agreement, “subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

8.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5    Entire Agreement; Third Party Beneficiaries.    This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter and any non-competition agreement between Parent and employees of Company or its subsidiaries (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including that certain letter dated September 30, 2003 by and between Parent and Company it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.8.

8.6    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

8.11    Attorneys’ Fees.    Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit.

8.12    Waiver Of Jury Trial.    EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

SYMANTEC CORPORATION

By:	/s/ JOHN W. THOMPSON

Name:	John W. Thompson
Title:	Chairman and Chief Executive Officer

OUTLAW ACQUISITION CORPORATION

By:	/s/ ARTHUR F. COURVILLE

Name:	Arthur F. Courville
Title:	Secretary

ON TECHNOLOGY CORPORATION

By:	/s/ ROBERT L. DORETTI

Name:	Robert L. Doretti
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

List of Exhibits

Exhibit A	Form of Certificate of Merger

Exhibit B	Matters to be Covered in the Opinion of Linklaters Oppenhoff & Radler

Annex B

[LOGO] Grant Thornton

Accountants and Management Consultants

October 25, 2003

Board of Directors

ON Technology Corporation

C/o Steven R. Wasserman

Vice President of Finance

880 Winter Street

Building Four

Waltham, MA 02451

Dear Directors:

We understand that ON Technology Corporation (“ON Technology” or the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Symantec Corp. (“Symantec”) pursuant to which ON Technology will be merged with and into a wholly-owned subsidiary of Symantec Corp. (the “Merger Sub”), as the result of which ON Technology will become a wholly-owned subsidiary of Symantec Corp. As more fully set forth in the Agreement, we further understand that pursuant to the Agreement, each share of Common Stock, $.01 par value per share, of ON Technology, not held of record by ON Technology, will be converted into and represent the right to receive total consideration of $4.00 per share in cash (the “Proposed Transaction”). We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s Stockholders of the consideration to be paid in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision of whether or not to proceed with or effect the Proposed Transaction.

In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed a draft of the Agreement between ON Technology and the Symantec Corp. dated October 27, 2003. Additionally, we have held discussions with certain senior officers of ON Technology concerning the business, operations and prospects of ON Technology. We have also reviewed and analyzed certain publicly available business and financial information relating to ON Technology that we believe to be relevant to our inquiry, as well as certain financial forecasts and other data for ON Technology that were provided to or otherwise discussed with us by the management of ON Technology. We also reviewed, among other things, current and historical market prices and trading volumes of ON Technology. Based upon the projected financial performance, we have made certain estimates as to the future cash flows and terminal values, and, after applying a range of appropriate discount rates, the present value of such cash flows and terminal value, which analysis is defined as a “Discounted Cash Flow Analysis”. We also analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of ON Technology. Furthermore, we examined the terms of certain business combinations that we believe to be relevant and compared the terms to the Proposed Transaction. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion as expressed herein.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the management of ON Technology that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of ON Technology that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ON Technology as to the future financial performance of ON Technology. We have not made or been provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of ON Technology nor have we made any physical inspection of the properties or assets of ON Technology. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid to the Stockholders of the Company in the Proposed Transaction is, as of the date of this letter, fair to such Stockholders. This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction, and is not a recommendation to the Stockholders of ON Technology to approve the Proposed Transaction.

For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of Symantec Corp., Merger Sub and the Company in the Agreement are true and correct, and each of Symantec Corp., Merger Sub and the Company will each perform all of the covenants and agreements to be performed by them under the Agreement, and all conditions to the obligations of each of Symantec Corp., Merger Sub and the Company to consummate the Proposed Transaction will be satisfied without any waiver thereof. We have also assumed that all material governmental, regulatory and other approvals and consents required in connection with the Proposed Transaction will be obtained.

Our subcontractor, Fairmount Partners LLC, has acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for their services that is, in part, contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Fairmount Partners LLC also has performed various investment banking services for the Company in the past and has received customary fees for such services.

Sincerely,

/s/ Grant Thornton LLP
Grant Thornton LLP

ASSUMPTIONS AND LIMITING CONDITIONS

Date of Opinion

We assume no responsibility for economic or physical factors occurring subsequent to the date of the opinion that may affect the opinions reported.

Non-Appraisal Expertise

No opinion is intended to be expressed for matters that require legal or specialized expertise, investigation, or knowledge, beyond that customarily employed by us.

Information and Data

Information supplied by others that was considered in this appraisal is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the opinion herein reported based upon consideration of additional or more reliable data that may become available subsequent to the issuance of this report.

Confidentiality/Advertising

This report and supporting documentation are confidential. Neither all nor any part of the contents of this appraisal shall be copied or disclosed to any party or conveyed to the public orally or in writing through advertising, public relations, news sales, or in any other manner without the prior written consent and approval of both Grant Thornton LLP and its client. However, Grant Thornton LLP consents that this report may be provided to any government authority and/or legal and tax advisors of the client.

Litigation Support

Depositions, expert testimony, attendance in court, and all preparations/support for same, arising from this opinion shall not be required unless arrangements for such services have previously been made.

Management

The opinion expressed herein assumes the continuation of prudent management policies over whatever period of time is deemed reasonable and necessary to maintain the character and integrity of the subject business enterprise.

Purpose

All opinions are presented as Grant Thornton LLP’s considered opinion based on the facts and data obtained during the course of the analysis. This report has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

Unexpected Conditions

We assume there are no hidden or unexpected conditions associated with the subject property that might adversely affect our opinion. Further, we assume no responsibility for changes in market conditions that may require an adjustment to the opinion.

Appraisal Fee

The fee established for the formulation and reporting of this opinion has not been contingent upon the opinion presented.

Future Events

Grant Thornton LLP has not been engaged to apply, and therefore has not applied, procedures prescribed by the American Institute of Certified Public Accountants or the Auditing Standards Board, to any historical or forecasted financial statement included or incorporated in this report. Accordingly, Grant Thornton LLP is not assuming the role of reporting Certified Public Accountant and is not separately reporting on the financial statement or forecast by virtue of their incorporation into the opinion. The operating projections used are deemed to be reasonable and valid at the date of this opinion; however, there is no assurance or implied guarantee that the assumed facts and circumstances will actually occur. We reserve the right to make adjustments to the opinion herein reported as may be required by any modifications in the prospective outlook for the economy, the industry, and/or the Company.

Annex C

DELAWARE GENERAL CORPORATION LAW

§262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ONT-SPS-04

ON TECHNOLOGY CORPORATION

Waltham Woods, 880 Winter Street, Building Four, Waltham, MA 02451

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ON TECHNOLOGY CORPORATION

FOR THE SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 12, 2004

The undersigned hereby appoints as Proxies Robert L. Doretti, Steven R. Wasserman and Robert P. Nault, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of capital stock of ON Technology Corporation (the “Company”) held of record by the undersigned on December 22, 2003, at the Special Meeting of Stockholders to be held on February 12, 2004 and at any adjournments thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE:

FOR THE ADOPTION AND APPROVAL OF THE AGREEMENT AND PLAN OF MERGER DATED OCTOBER 27, 2003 ENTERED INTO AMONG SYMANTEC CORPORATION, OUTLAW ACQUISITION CORPORATION AND THE COMPANY; AND

FOR THE GRANT OF DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING IF NECESSARY TO SATISFY THE CONDITIONS TO COMPLETING THE MERGER AS SET FORTH IN THE MERGER AGREEMENT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PLEASE MARK VOTES AS IN THIS EXAMPLE: ☒

ON TECHNOLOGY CORPORATION

RECORD DATE SHARES:

	FOR	AGAINST	ABSTAIN
1. To adopt and approve the Agreement and Plan of Merger by and among Symantec Corporation, Outlaw Acquisition Corporation and ON Technology Corporation, dated October 27, 2003.	[ ]	[ ]	[ ]

2. To grant the board of directors of the Company discretionary authority to adjourn the Special Meeting if necessary to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of adoption and approval of the merger agreement and the transactions contemplated thereby.

	[ ]	[ ]	[ ]

3. In their discretion, the Proxies are authorized to transact such other business that may properly come before the Special Meeting or any postponement or adjournment thereof.	[ ]	[ ]	[ ]

Please be sure to sign and date this Proxy.	Date: ____________________________

Stockholder sign here	Co-owner sign here

DETACH CARD	DETACH CARD

ON TECHNOLOGY CORPORATION

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Card. The proposed merger requires your immediate attention and approval. This is discussed in detail in the enclosed proxy materials. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this Proxy Card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope. Your vote must be received prior to the Special Meeting of Stockholders, February 12, 2004. Thank you in advance for your prompt consideration of these matters.

Sincerely,

ON Technology Corporation